Confidential

SHARE PURCHASE AGREEMENT

by and among

TURBINE TRUCK ENGINES, INC

(Buyer)

and

HUA TEC ENTERPRISE CO., LTD

(Company)

THE SHAREHOLDERS NAMED HEREIN

(Collectively, Sellers)

and

THE SHAREHOLDERS REPRESENTATIVE NAMED HEREIN

(Shareholders Representative)

Dated as of May 10, 2010

TABLE OF CONTENTS

ARTICLE 1 TERMS OF THE TRANSACTION		8

1.1	Sale and Purchase of Sale Shares	8
1.2	Purchase Price	8
1.3	Preemptive Rights on Company Shares	9
1.4	Working Capital Adjustment	9
1.5	[RESERVED]	10

ARTICLE 2 CLOSING		11

2.1	Closing	11
2.2	Buyer’s Closing Conditions	11
2.3	Sellers’ Closing Conditions	14
2.4	Sellers’ Deliverables	14
2.5	Buyer’s Deliverables	15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY		16

3.1	Authorization and Good Standing; Organization	16
3.2	Affiliates and Subsidiaries	17
3.3	Non-Contravention; Legal and Tax Compliance	17
3.4	Governmental Authorizations	18
3.5	Capitalization; Ownership	18
3.6	Environmental, Health and Safety Matters	19
3.7	Business Scope	20
3.8	No Legal Action	20
3.9	No Insolvency	20
3.10	Status of Proprietary Assets	20
3.11	Related Transactions	22
3.12	Conduct of Business of the Company and the Target	23
3.13	Property Title	24
3.14	Condition and Sufficiency of Assets	25
3.15	Accounts Receivable	25
3.16	Inventory	25
3.17	Employment and Labor Union	25
3.18	Minute Books	26
3.19	Contracts; No Defaults	26
3.20	Auditable Statements; Material Facts	28
3.21	Current Operation	29
3.22	Business Relationships	29
3.23	No Undisclosed Liabilities	29
3.24	Product Safety and Compliance with Specifications	30
3.25	Product Warranty	30
3.26	Guaranties	30
3.27	Trade Allowance	30
3.28	Tax	31
3.29	Insurance	32
3.30	Anti-Terrorism Laws	33
3.31	Powers of Attorney	33
3.32	Compliance with Anti-Boycott Laws	33

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		33

4.1	Corporate Organization	33
4.2	No Violations; Consents	34
4.3	Authorization; Execution and Delivery	34

ARTICLE 5 ADDITIONAL COVENANTS		34

5.1	Operation of the Businesses of the Company and the Target	34
5.2	Regulatory Cooperation	36
5.3	Confidentiality	36
5.4	Non-Interference	37
5.5	Covenant Not to Compete	37
5.6	Compliance with Laws	37
5.7	Consent	37
5.8	Transfer, Income and Other Taxes	38
5.9	Excluded Properties	38
5.10	Tax Matters	38
5.11	Notice to Buyer of Certain Circumstances	39
5.12	Reasonable Efforts	40
5.13	Further Assurances	40
5.14	[RESERVED]	40
5.15	[RESERVED]	40
5.16	Exclusivity	40
5.17	Investment Representations of the Sellers	41

ARTICLE 6 INDEMNIFICATION		44

6.1	Survival of Representations and Warranties	44
6.2	Indemnity	44
6.3	Procedures	45
6.4	Determination of Damages	47
6.5	Remedies	47
6.6	Conditions and Limitations	47
6.7	Consultation With Sellers	48
6.8	Holdback Shares	49

ARTICLE 7 TERMINATION		49

7.1	Grounds for Termination	49
7.2	Procedure and Effect of Termination	50

ARTICLE 8 GOVERNING LAW AND DISPUTE RESOLUTION		50

8.1	Governing Law	50
8.2	Dispute Resolution	50

ARTICLE 9 THE SHAREHOLDERS REPRESENTATIVE		51

9.1	The Shareholders Representative	51

ARTICLE 10 MISCELLANEOUS		54

10.1	Notices	54
10.2	Amendment and Waivers	55
10.3	Severability	55
10.4	Entire Agreement	55

10.5	Waiver	56
10.6	Governing Language	56
10.7	Counterparts	56
10.8	Additional Definitions and Rules of Interpretation	56
10.9	Assignment	58
10.10	Registration Rights	58
10.11	Board Seat	59

LIST OF SCHEDULES & EXHIBITS

Schedule 1	Sellers’ Proportionate Interests
Schedule 2	Subsidiary
Schedule 2.2(i)	Excluded Properties
Schedule 3	Key Employees Signing Employment Contracts
Schedule 3.1(d)	Organizational Documents
Schedule 3.3(a)	Government Authorization
Schedule 3.5(a)	Company’s Capitalization & Ownership Chart
Schedule 3.5(f)	Individuals Whose Knowledge is Imputed
Schedule 3.10(e)	Proprietary Assets
Schedule 3.12(b)	Permitted Liens
Schedule 3.17(b)	List of Core Employees
Schedule 3.18	Material Board Actions and Transactions
Schedule 3.20	Auditable Statements
Schedule 3.28(l)	Tax Filings
Schedule 3.31	Powers of Attorney
Schedule 4	Disclosure Schedule
Schedule 5.5	Restricted Business

Exhibit A	Definition of “US Person”
Exhibit 2.2(j)	Shareholders Agreement
Exhibit 2.2(k)	Employment or Consulting Agreement
Exhibit 2.2(p)	Share Lock-up Agreement
Exhibit 2.4(c)	Resolutions of the Board and the Shareholders of the Company
Exhibit 2.4(d)	Certificate of Sellers

INDEX OF DEFINED TERMS

Defined Term	Section
AASP	§ 1.2(a)
Accountant’s Adjustment Determination	§ 1.4(d)
Accounts Receivable	§ 3.15
Accredited Investor	§ 5.17(d)
Adjustment Certificate	§ 1.4(b)
Affiliates	§ 10.8(a)
Agreement	Recitals
Anti-Bribery Laws	§ 5.6(a)
Anti-Terrorism Laws	§ 3.30
Arbitration Notice	§ 8.2(b)
Audit Periods	§ 3.20
Auditable Statements	§ 3.20
Average Acquisition Share Price	§ 1.2(a)
Big Four	§ 10.8(s)
Business Day	§ 10.8(b)
Buyer	Recitals
Buyer Common Stock	§ 1.2(a)
Buyer Indemnitees	§ 6.2(a)
Buyer Shares	§ 1.2(a)
Capital Stock	§ 10.8(r)
China (or PRC)	Recitals
Claim Notice	§ 6.3(a)
Closing	§ 2.1
Closing Balance Sheet	§ 1.4(a)
Closing Date	§ 2.1
Code	§ 10.8(s)
Company	Recitals
Company Proprietary Assets	§ 3.10(a)
Company Transaction	§ 5.16
Confidential Information	§ 5.3
Contract	§ 3.3(b)
Damage	§ 6.2(a)
Damages	§ 6.2(a)
Disclosure Schedule	Article 3
Disposition	§ 5.9
Disposition Costs	§ 5.9
Dongfang Property	§ 3.13(b)
Effective Date	Recitals
Employment or Consulting Agreements	Recitals
Enumerated Claims	§ 10.8(m)
Environmental, Health and Safety Requirements	§ 3.6(a)
Exchange Act	§ 3.20
Excluded Properties	§ 2.2(i)
Fraud Claims	§ 6.1
Governmental Authorization	§ 3.3(a)
Governmental Entity	§ 3.3(a)
HKIAC	§ 8.2(a)
Holdback Period	§ 1.2(c)
Holdback Shares	§ 1.2(b)
Hong Kong	§ 8.2(a)

Defined Term	Section
Include	§ 10.8(c)
Indemnified Party	§ 6.3(a)
Indemnifying Party	§ 6.3(a)
Indemnity Claim	§ 9.1(a)
Key Employees	Recitals
Knowledge	§ 3.5(f)
Law	§ 10.8(o)
Laws	§ 10.8(o)
Legal Requirement	§ 3.3(a)
Lien	§ 1.1
Material Adverse Effect	§ 2.2(a)
Net Working Capital	§ 1.4(b)
Net Working Capital Adjustment	§ 1.4(b)
Notice Period	§ 6.3(b)
Order	§ 10.8(d)
Organizational Documents	§ 3.1(d)
Parties	Recitals
Party	Recitals
Person	§ 10.8(e)
Permitted Liens	§ 3.12(b)
Phase I ESA	§ 2.2(s)
PRC GAAP	§ 3.20
Pre-Closing VAT	§ 5.10(h)
Preference Shares	§ 1.2(d)
Priority Payments	§ 1.2(d)
Proportionate Interest	Recitals
Proprietary Assets	§ 3.10(a)
Purchase Price	§ 1.2(a)
Registered Capital	§ 10.8(f)
Regulation S	§ 1.2(b)
Restricted Business	§ 5.5
RMB	§ 10.8(n)
Sale Shares	§ 1.1
Samoa	Recitals
Sellers	Recitals
Securities Act	§ 1.2(b)
SEC Reports	§ 5.17(a)
Shareholders Agreement	§ 2.2(j)
Shareholders Representative	§ 9.1(a)
Share Lock-up Agreement	§ 2.2(p)
Straddle Period Tax Return	§ 5.10(i)
Target	Recitals
Tax	§ 3.28
Tax Benefit	§ 6.4
Tax Claims	§ 3.28
Tax Returns	§ 3.28
Taxes	§ 3.28
Transfer Taxes	§ 5.8(a)
US GAAP	§ 3.20
VAT	Schedule 1.2(c)(i)
VAT Penalties	§ 5.10(h)

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is dated and effective as of May 10, 2010 (the “Effective Date”) by and between:

(a) Turbine Truck Engines, Inc., a Nevada corporation (the “Buyer”), of the one part;

(b) Hua Tec Enterprise Co., Ltd., an international company incorporated in the Independent State of Samoa (the “Company”);

(c) Ming-Chih Huang (a/k/a Soddy Huang), Ming-Kun Huang (a/k/a Bob Huang), Shu-Chih Lee (a/k/a Tina Lee) and Wei-Han Huang (collectively, the “Sellers”); and

(d) Shareholders Representative (as defined in Section 9.1).

The Buyer, the Company and each of the Sellers are sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

(A)

The Company is a company with limited liability existing in the Independent State of Samoa (“Samoa”) under the International Companies Act of 1988 (amended), with its registered office at Portcullis TrustNet Chambers, 1st Floor, Maxkar Bldg, Apia, Samoa.

(B)	The Sellers are all of the shareholders of the Company, as of the date hereof.

(C)	The Company owns all of the issued and outstanding Capital Stock of Guangdong Kingtec Electrical Co., Ltd., a wholly foreign owned enterprise established under the laws of the People’s Republic of China (“China” or “PRC”), as more particularly described in Schedule 2 hereto (the “Target”), and the Target is the sole subsidiary and asset of the Company.

(D)	Simultaneously with the execution and delivery of this Agreement, the Target and certain key employees of the Company or the Target listed on Schedule 3 hereto (the “Key Employees”) shall enter into employment or consulting agreements with the parties set forth therein, that will be effective upon the Closing (the “Employment or Consulting Agreements”).

(E)	The Sellers constitute all of the shareholders of the Company, as of the date hereof, each of whom holds the percentage of outstanding and issued shares (“Proportionate Interest”) of the Company set forth in Schedule 1 hereto. Each of the Sellers shall benefit from the transactions contemplated by this Agreement, acknowledges the receipt of good and valuable consideration for being a Party to this Agreement and therefore has agreed jointly and severally to guarantee the performance of the obligations of the Company hereunder upon the terms and conditions of this Agreement.

The Sellers have agreed to sell, and the Buyer has agreed to purchase, eighty percent (80%) of all of the issued shares of the Company upon the terms and subject to the conditions hereinafter set forth.

ARTICLE 1 TERMS OF THE TRANSACTION

1.1	Sale and Purchase of Sale Shares.

On the terms and subject to the conditions of this Agreement, the Sellers shall, on the Closing Date, sell, transfer, and assign to the Buyer all rights, title, and interest in and to eighty percent (80%) of all issued non-assessable shares of the Company held by the Sellers (such eighty percent of shares, the “Sale Shares”), free from all liens, claims, charges, restrictions, encumbrances, security interests, options or other third party rights of any kind whatsoever (“Liens”). The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously.

1.2	Purchase Price.

(a)	Subject to Sections 1.2(b), 1.4, 5.10, and 6.2, at the Closing, the Buyer shall issue to the Sellers, in accordance with Section 1.2(b), new shares of its common stock, par value US$0.001 per share (“Buyer Common Stock”), in such numbers (rounded to the nearest whole number) as set forth in the table below corresponding to the different average closing stock prices of the Buyer Common Stock for the twenty (20) trading days immediately preceding the Closing as reported by the Over the Counter Bulletin Board (the “Average Acquisition Share Price” or “AASP”) (such Buyer Common Stock, in each case, the “Buyer Shares”). The Buyer Shares shall also sometimes be referred to in the aggregate as the “Purchase Price”.

AASP	Total Number of Buyer Common Stock Issued to Seller Group
AASP < US$1.00	14,000,000
AASP > US$2.00	7,000,000
US$1.00 < AASP <US$2.00	14,000,000 ÷ AASP

(b)	At or promptly following the Closing Date, the Buyer shall deliver to each Seller the Buyer Shares, minus twenty five percent (25%) thereof (the “Holdback Shares”), multiplied by the applicable Proportionate Interest for such Seller; provided that the Buyer Shares received by each Seller shall be subject to restrictions on transfer, under which each one third (1/3) of such Buyer Shares shall, subject to relevant securities law restrictions, become fully transferable on each of the first three (3) anniversaries of the Closing Date, so long as such Seller remains employed by or in a consulting relationship with the Company and/or the Target, as applicable, on such anniversary date. Subject to the transfer limitations in the proviso immediately above, the Sellers may sell a total of up to such dollar amounts worth of Buyer Shares and during the time periods as set forth below in reliance on the exemption(s) provided by Regulation S (“Regulation S”) promulgated by the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”), in an “offshore transaction” to prospective buyer(s) that are not “U.S. persons” with “no directed selling efforts in the United States,” in each case within the meaning of Regulation S; provided that such Sellers shall provide a fifteen (15) days’ advance notice to the Buyer and may not effect the sale of such Buyer Shares if the Buyer reasonably determines that the ownership of Buyer Shares by such prospective buyer(s) would raise competitive concerns or otherwise be adverse to the business or other interests of the Buyer or any of its Affiliates or is otherwise not in compliance with Regulation S. The parties hereto agree that any such sales will be conducted in full compliance with applicable laws and regulations to which they are subject.

Maximum Cumulative Net Proceeds from Sale of Buyer Shares	Time Periods
US$500,000	45 days following the Closing Date
US$1,000,000	90 days following the Closing Date
US$2,000,000	135 days following the Closing Date

(c)	The Holdback Shares shall be released to the Sellers at the second anniversary of the Closing (such two-year period, the “Holdback Period”), provided however, that the number of Holdback Shares to be released are subject to holdback for any Enumerated Claims and other claims for compensation of Damages pursuant to Article 6 that are outstanding at the time any portion of the Holdback Shares is scheduled to be released.

(d)	The Buyer and the Company agree that, as an incentive to the Sellers to maximize the strategic value and profitability of the Target, following the Closing, the Company shall issue redeemable preference shares of no par value (the “Preference Shares”) to the Sellers entitling the Sellers collectively to receive from the Company priority distributions on an annual basis equal to thirty percent (30%) of the net profits of the Target distributable to the Company for any fiscal year (the “Priority Payments”), so long as Messrs. Ming-Chih Huang and Ming-Kun Huang remain employed by or in a consulting relationship with the Company and/or the Target on the last date of the corresponding fiscal year; provided that the obligation to make any Priority Payments is subject to the availability of funds to make such payments. For the sake of clarity, the Buyer shall in no circumstance be obligated to make any Priority Payments. Notwithstanding any other provisions of this Agreement, the Sellers’ right to Priority Payments shall terminate, the Preference Shares shall be redeemed by the Company and their right to receive any distributions from the Company shall be limited to their actual percentage common shareholdings in the Company (i) in the event of the sale or liquidation of the Target or the Company or (ii) if the Sellers’ collective common shareholdings in the Company fall below five percent (5%) for any reason. The Preference Shares shall not carry voting or any other shareholder rights whatsoever to the extent not prohibited by applicable Samoan law.

1.3	Preemptive Rights on Company Shares.

In the event any Seller intends to sell or otherwise transfer all or any portion of such Seller’s shares of the Company at any time after the Closing, such Sellers shall provide a fifteen (15) days’ advance written notice to the Buyer and the Buyer shall have a right of first refusal to buy such shares. In no event, however, may any Seller sell or transfer such Company shares to any prospective buyer if the Buyer reasonably believes that the ownership of Company shares by such prospective buyer would raise competitive concerns or otherwise be adverse to the business or other interests of the Buyer or any of its Affiliates. The Sellers acknowledge and agree that the Company through its Directors may in their absolute discretion refuse to register any share transfer which would result in a breach of this Section 1.3.

1.4	Working Capital Adjustment.

The Purchase Price shall be subject to adjustment as follows:

(a)	After the Closing, the Buyer will prepare an unaudited consolidated balance sheet of the Company and the Target as of the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet will be prepared in accordance with US GAAP applied on a consistent basis.

(b)	The Buyer will prepare an adjustment certificate (the “Adjustment Certificate”) setting forth the calculation, in detail reasonably satisfactory to the Sellers, of Net Working Capital as of the Closing Date minus the Target Working Capital (the “Net Working Capital Adjustment”). “Net Working Capital” means current assets of the Company and the Target, minus current liabilities of the Company and the Target. “Target Working Capital” means RMB 4,000,000.

(c)	The Buyer will deliver the Closing Balance Sheet, together with the Adjustment Certificate, to the Sellers as soon as reasonably practical but in any event within forty-five (45) days after the Closing Date.

(d)	The Closing Balance Sheet and the Adjustment Certificate will be considered final and binding unless the Sellers object in writing thereto within forty-five (45) days after delivery of the Adjustment Certificate. During such period, the Sellers and their appropriate professional advisors shall, upon reasonable prior notice, have reasonable access during normal business hours to the books and records of the Company and the Target and the work papers and back-up materials of the Buyer pertaining to the Closing Balance Sheet and the Adjustment Certificate. If the Sellers make an objection within the aforementioned time limit to the Adjustment Certificate (which objection must include the Sellers’ calculation of Net Working Capital as of the Closing Date), the Sellers and the Buyer shall use good faith efforts to settle such dispute and reach a written agreement with respect to such dispute. If the Sellers and the Buyer are unable to enter into a settlement within thirty (30) days after delivery of the Sellers’ written objection under this Section 1.4(d), then the Sellers and the Buyer shall select an independent accounting firm of recognized international standing (or, if the Sellers and the Buyer cannot agree upon a selection, they shall select such accounting firm by lot from among the member accounting firms of the Big Four) that shall be instructed jointly by the Sellers and Buyer to resolve such dispute as promptly as possible. The Sellers and the Buyer will cooperate with the independent accounting firm and, subject to customary confidentiality and indemnity agreements, provide the independent accounting firm with access to such books, records, personnel and such other information as such firm may reasonably request in order to render its determination. A decision by the independent accounting firm as to the resolution of such dispute shall be conclusive and binding upon the Parties for purposes of this Agreement (the “Accountant’s Adjustment Determination”). The Accountant’s Adjustment Determination shall be (i) in writing, (ii) made in accordance with US GAAP, but shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, and (iii) non-appealable and incontestable by the Sellers or Buyer and not subject to collateral attack for any reason except for fraud or manifest mathematical error. The fees and costs of the independent accounting firm incurred in the resolution of any items in dispute shall be reasonably determined by the independent accounting firm and set forth in the Accountant’s Adjustment Determination, and shall be allocated between and paid by Buyer, on the one hand, and the Sellers, on the other hand, in inverse proportion to the extent they prevailed on the items in dispute.

(e)	If the amount of the Net Working Capital Adjustment is positive, no adjustment to the Purchase Price will be made with respect to Net Working Capital. If the amount of the Net Working Capital Adjustment is negative, the Purchase Price shall be reduced by such absolute amount of the Net Work Capital Adjustment divided by the Average Acquisition Share Price (rounded to the nearest whole number) within ten (10) Business Days after the final determination of such amount pursuant to Section 1.4(d).

1.5	[RESERVED]

ARTICLE 2 CLOSING

2.1	Closing.

Subject to satisfaction or waiver, as the case may be, of the closing conditions set forth in Sections 2.2 and 2.3 below, the Parties shall deliver and exchange the documents set forth in Sections 2.4 and 2.5 below and the Buyer shall pay the Purchase Price to the Sellers as provided in Section 1.2 (the “Closing”). The Closing shall take place on the fifth (5th) Business Day following satisfaction, performance or waiver of all of the conditions set forth in Sections 2.2 and 2.3 (the “Closing Date”), but no later than three (3) months following the Effective Date (or four (4) months following the Effective Date if so extended by either the Sellers or the Buyer in such Party’s sole discretion) in Hong Kong or on such other date or at such other place as the Parties may mutually agree to in writing.

2.2	Buyer’s Closing Conditions.

The obligation of the Buyer to complete the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of all of the following conditions, any of which may be waived in writing by the Buyer:

(a)	The representations and warranties made by the Sellers in this Agreement shall be true and correct as to the date hereof, and must be accurate as of the Closing Date as if made again on and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date and except where the failure to be so true and correct would not have in the aggregate a Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein and without taking into account any discoveries, events or occurrences arising on or after the date hereof). For purposes of this Agreement, Material Adverse Effect means (i) any material adverse effect on the consummation of the transactions contemplated by this Agreement or (ii) any change, effect, event, occurrence or state of facts or affairs that has had or is reasonably likely to have a material adverse effect on the assets, business, financial condition, operations, or results of operations of the Company and/or the Target taken as a whole except: (A) effects or changes (including general economic and political conditions) that do not (1) have a materially disproportionate effect on such entity and (2) generally affect the industry in which such entity operates or the location where such entity operates; and (B) any change or effect that results from any action taken at the request of the Buyer made following the Effective Date which is outside the obligations of the Sellers under this Agreement.

(b)	All of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with in all material respects by the Sellers.

(c)	Each document required to be executed and delivered pursuant to Section 2.4 must have been properly executed and delivered in accordance therewith, in form and substance reasonably satisfactory to the Buyer.

(d)	There shall have been no bona fide claim (in the reasonable judgment of the Buyer) threatened or made to any of the Sellers, the Company or the Target which has not been waived, withdrawn or otherwise resolved, to Buyer’s reasonable satisfaction, by any Person, asserting that such Person (i) is the holder or the owner of, or has the right to acquire or to obtain ownership of any of the Sale Shares (or other equity-based interest) of the Company, any registered capital or equity-based interest of the Target; or (ii) is entitled to all or any portion of the Purchase Price payable by the Buyer to the Sellers.

(e)	Since the date hereof there shall not have occurred any condition, circumstance, event or occurrence that, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect.

(f)	There shall not be at the Closing any Order of any Governmental Entity, or any Legal Requirement, that (a) prohibits the consummation of the transactions contemplated by this Agreement or (b) subjects the Buyer to any substantial penalty upon the consummation of the transactions contemplated by this Agreement. There shall be no action, suit, or other proceeding brought by any Governmental Entity, or other person that is pending and seeks to prohibit the purchase of the Sale Shares or the consummation of the transactions contemplated by this Agreement.

(g)	All necessary approvals from the Company’s Board of Directors and Shareholders shall have been obtained, including resolutions approving the transfer of the Sale Shares from the Sellers to the Buyer and consummation of all transactions contemplated by this Agreement.

(h)	The Company’s Memorandum and Articles of Association shall have been amended, in accordance with the wording to be provided by the Buyer, to provide for:

(i)	the creation of Preference Shares;

(ii)	a right of first refusal to the Buyer should any Seller propose to sell all or any portion of such Seller’s shares in the Company; and

(iii)	the authorization of the Directors of the Company to refuse registration of any share transfer if the Directors reasonably believe that the share transfer (a) is made without first fulfilling the Sellers’ obligation to provide the Buyer with a right of first refusal or (b) would be to a competitor of the Company or any of its Affiliates or would otherwise be adverse to the business or other interests of the Company or any of its Affiliates.

(i)	Subject to Section 3.13(b), the Sellers shall have caused that neither the Company nor the Target owns any of the properties listed on Schedule 2.2(i) (the “Excluded Properties”), all to the reasonable satisfaction of Buyer.

(j)	The Sellers shall have duly executed and delivered to the Buyer a shareholders agreement (the “Shareholders Agreement”) entered into with the Buyer in the form attached hereto as Exhibit 2.2(j).

(k)	The Company, the Target, as the case may be, and the Key Employees listed on Schedule 3 hereto shall have entered into the Employment or Consulting Agreements substantially in the forms set forth on Exhibit 2.2(k).

(l)	The Company and the Target shall have caused a working capital loan facility to be entered into by the Company or the Target to replace the working capital loan facility in place prior to the Closing Date, which shall (to the Buyer’s reasonable satisfaction) be sufficient for the orderly ongoing operation of the Company and the Target following the Closing Date.

(m)

The creditors of the Sellers, the Company and the Target shall have issued all necessary consents, in form and substance reasonably satisfactory to the Buyer, that such creditors have consented to this Agreement and all of the transactions herein contemplated, to the extent such consents are required for the consummation of the transactions contemplated hereunder or where consummation of the transactions contemplated hereunder would afford a creditor a material right it would not have but for the consummation of the transactions contemplated hereunder without such consent or waiver.

(n)	[RESERVED]

(o)	All consents, permits, licenses, authorizations, formal notices from or to, orders and approvals of, and filings and registrations with any Governmental Entity which are required by Law for the execution, delivery and/or the performance of this Agreement, shall have been obtained or made prior to the Closing and shall be in full force and effect, and any applicable waiting periods under applicable Legal Requirements shall have expired or terminated without any conditions with respect to the transactions contemplated by this Agreement having been imposed by any Governmental Entity, except to the extent such filing and registrations relate to obligations under this Agreement clearly intended to be performed after the Closing.

(p)	The Sellers shall have duly executed and delivered to the Buyer a share lock-up agreement (the “Share Lock-up Agreement”) entered into with the Buyer and a transfer agent designated by the Buyer in the form attached hereto as Exhibit 2.2(p).

(q)	At least five (5) Business Days prior to the Closing, Buyer shall have received a true and correct copy, stamped “DRAFT”, of the original, current and complete Company Share Register, with Buyer’s name entered thereon as the shareholder of the Company with respect to the Sale Shares.

(r)	Buyer shall have received Auditable Statements (as the term is defined in Section 3.20) for the Company and the Target for the Audit Periods (as the term is defined in Section 3.20) of the Company and the Target, as applicable.

(s)	The Sellers shall have caused a Phase I environmental site assessment (“Phase I ESA”) to be conducted with respect to all of the Target’s sites (other than the Excluded Properties), and a Phase I ESA report prepared, in each case, by a duly qualified environmental consulting firm reasonably acceptable to the Buyer, with a conclusion, to the reasonable satisfaction of the Buyer, that the Target’s sites are free from hazardous materials.

(t)	The Sellers shall have executed and delivered to the Buyer an irrevocable proxy coupled with an interest granting the Chairman of the Board of the Buyer all voting rights associated with the Buyer Shares for the period until the legal disposition of such Buyer Shares by the Sellers to third parties pursuant to this Agreement.

(u)	The Target and the Company shall have developed a United States Foreign Corruption Practices Act compliance manual for the Target, to the satisfaction of the Buyer;

(v)	The Buyer shall have completed all its business, legal, accounting, financial and environmental due diligence with respect to the Sale Shares, the business of the Company and the business of the Target and shall, in its sole judgment, be satisfied with the results thereof.

2.3	Sellers’ Closing Conditions.

The obligation of the Sellers to complete the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of all of the following conditions, any of which may be waived in writing by the Sellers:

(a)	The representations and warranties made by the Buyer in this Agreement shall be true and correct as to the date hereof, and must be accurate as of the Closing Date as if made again on and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date and except where the failure to be so true and correct would not have in the aggregate a Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein and without taking into account any discoveries, events or occurrences arising on or after the date hereof). For purposes of this Section 2.3 (a) only, the definition of Material Adverse Effect set forth in Section 2.2 (a) shall be read to exclude sub-part (ii) of such definition.

(b)	All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with in all material respects by the Buyer.

(c)	Each document required to be executed and delivered pursuant to Section 2.5 shall have been executed and delivered in accordance therewith, in form and substance reasonably satisfactory to the Sellers.

(d)	There shall not be at the Closing any Order of any Governmental Entity, or any Legal Requirement, that (a) prohibits the consummation of the transactions contemplated by this Agreement or (b) subjects the Sellers to any substantial penalty upon the consummation of the transactions contemplated by this Agreement. There shall be no action, suit, or other proceeding brought by any Governmental Entity or other person that is pending and seeks to prohibit the purchase of the Sale Shares or the consummation of the transactions contemplated by this Agreement.

(e)	All necessary approvals from the Buyer’s Board of Directors shall have been obtained, including resolutions approving the purchase of the Sale Shares from the Sellers and consummation of all transactions contemplated by this Agreement.

2.4	Sellers’ Deliverables.

In addition to the satisfaction of the conditions set forth in Section 2.2, at the Closing the Sellers shall also deliver or cause to be delivered to the Buyer:

(a)	the original of the Employment or Consulting Agreements duly executed, simultaneously with the execution of this Agreement, by each of the Key Employees identified in Schedule 3;

(b)	all government approvals necessary for the purchase of the Sale Shares contemplated by this Agreement;

(c)	the duly executed resolutions of the directors and shareholders of the Company approving the transfer of the Sale Shares from the Sellers to the Buyer and consummation of the transactions contemplated by this Agreement substantially in the form attached hereto as Exhibit 2.4(c);

(d)	a written certification by the Sellers consistent with Section 2.2(a) above in the form attached hereto as Exhibit 2.4(d);

(e)	a share transfer form duly executed by the Sellers transferring the Sale Shares to the Buyer, together with all the outstanding original share certificates of the Company (with the Buyer to assume responsibility of delivering the original share transfer form and the outstanding share certificates to the Company’s registered agent);

(f)	the original, current and complete Company Share Register, with the Buyer’s name entered thereon as the holder of the Sale Shares of the Company, to be delivered to the Buyer simultaneously upon the Sellers’ receipt of written confirmation by the transfer agent of the Buyer’s delivery of the Purchase Price in accordance with this Agreement;

(g)	written resignations of all current directors of the Company;

(h)	current and complete copies of all Company books (if any) and records, including, without limitation, the register of shareholders, the register of directors, the register of charges and the Company Minute Book;

(i)	a “certificate of incumbency” from the Company’s registered agent setting forth the names of all Company directors and shareholders as of the time immediately before Closing, according to the records of the registered agent;

(j)	a written confirmation from the Company’s registered agent of the identity of the “authorized officer” (as such term is commonly understood by registered agents handling company affairs in Samoa) with the authority to give instructions to the registered agent on behalf of the Company, and a written confirmation from the Company and the registered agent that such authorized officer has advised the Company’s registered agent to take instructions from the Buyer on a going forward basis after the Closing;

(k)	all such documents as are necessary (including without limitation duly completed, signed and sealed application forms, board resolutions, powers of attorney and such other documents as are required by the relevant Guangdong Administration of Industry and Commerce and the relevant Samoa Registered Agents) for the Buyer or its representative to apply for or report for the record (as the case may be) replacement of the legal representative, directors and officers, and procure issuance of an amended business license reflecting such changes as required by the Buyer in respect of the Company and the Target;

(l)	all such documents, certificates and other items and information (including without limitation the Company’s and the Target’s general and finance-specific stamps and seals, designees authorized to handle the Company’s and the Target’s banking matters and their specific scope of authorization, application to the relevant bank to change such designees as requested by the Buyer, permit to open bank accounts, business license, tax registration certificate, organization identification number) as are necessary for the Buyer to exercise control over the banking and finance matters of the Company and the Target;

(m)	The Share Lock-up Agreement duly executed by each Seller in the form attached hereto as Exhibit 2.2(p);

(n)	A Phase I ESA report covering all of the Target’s sites (other than the Excluded Properties) prepared by a duly qualified environmental consulting firm reasonably acceptable to the Buyer, with a conclusion, to the reasonable satisfaction of the Buyer, that the Target’s sites are free from hazardous materials.

(o)	Duly executed special resolutions made by the Company’s shareholders prior to the Closing lodged with the registered agent of the Company in Samoa appointing Directors and Secretary of the Company nominated by the Buyer.

2.5	Buyer’s Deliverables.

In addition to the satisfaction of the conditions set forth in Section 2.3, at the Closing the Buyer shall also deliver or cause to be delivered to the Sellers:

(a)	the Purchase Price due at the Closing as provided by Section 1.2;

(b)	a written certification by the Buyer consistent with Section 2.3(a) above, that the Buyer is not aware of any fact or circumstance that makes any representations or warranties herein untrue;

(c)	An officer or director certified copy of the board resolution of the Buyer approving this Agreement and the transactions contemplated hereby;

(d)	a written certification acknowledging receipt by Buyer of (i) the Company Share certificates, (ii) a share transfer form duly executed by the Sellers transferring the Sale Shares to the Buyer; and (iii) the original Company Share Register; and

(e)	The Share Lock-up Agreement duly executed by the Buyer and the transfer agent in the form attached hereto as Exhibit 2.2(p).

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

The disclosures made by the Sellers and the Company to the Buyer hereunder, appearing on Schedule 4 hereto (“Disclosure Schedule”) shall make reference and correspond to the Sections contained in this Article 3. Each item so disclosed in the Disclosure Schedule shall constitute an exception to the representations and warranties to which it makes reference and shall be deemed to be disclosed with respect to each section of the Disclosure Schedule to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and it is reasonably apparent that such description is applicable to another schedule contained in the Disclosure Schedule. Except as otherwise set forth in the Disclosure Schedule attached hereto as Schedule 4, the Sellers and the Company hereby jointly and severally represent and warrant to the Buyer that the following statements in this Article 3 are all true and correct.

3.1	Authorization and Good Standing; Organization.

(a)	The Sellers have all requisite legal power, capacity and authority to execute and deliver this Agreement and to carry out and perform their respective obligations hereunder. This Agreement when executed and delivered by the Sellers shall constitute a valid and binding obligation of each of them, enforceable in accordance with its terms.

(b)	The Company is a company with limited liability, validly existing, duly qualified and properly licensed in the Samoa under the International Companies Act of 1988 (amended); and the Target is a limited liability company validly existing, duly registered and established and properly licensed in the PRC in accordance with the Laws of the PRC.

(c)	The Company and the Target have all requisite organizational and regulatory power and authority (including all licenses, approvals, permits, registrations and certifications from all Governmental Entities) to own, lease and operate such entity’s properties and to carry on such entity’s business as now being conducted in each jurisdiction in which business is conducted or property is owned, leased or operated by such entity (or the nature of such entity’s business makes such qualification or licensing necessary), except for such failures that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

(d)	The Sellers previously have delivered to the Buyer true, correct and complete copies of the documents evidencing the legal existence and organization of the Company and the Target listed in Schedule 3.1(d) (collectively, the “Organizational Documents”) as in effect on the date of this Agreement, and have made available to the Buyer current and complete minute books containing all minutes and material actions of the board of directors and shareholders with respect to the Company and the Target for the three year period ending as at the date of this Agreement, and the Disclosure Schedule contains a list describing all material actions of the board made orally, and all Organizational Documents and other documents herein specified or referenced are accurate and complete in all material respects.

3.2	Affiliates and Subsidiaries.

Schedule 2 hereto contains a list of all subsidiaries of the Company, which constitute all of the organizations in which the Company, directly or indirectly, owns or otherwise controls any outstanding voting securities, other voting interests, other equity interests or any rights to acquire any of the aforementioned securities or interests.

3.3	Non-Contravention; Legal and Tax Compliance.

(a)	Each of the Company and the Target possesses each approval, consent, license, permit, waiver or other authorization necessary from any government, administrative, judicial or other regulatory entity entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature over it (“Governmental Entity”) or pursuant to any Order, Law, regulation, decree, permit or license that is applicable to it, to the ownership or use of any of its assets, real or personal properties and the Sale Shares (or registered capital equity interest, as the case may be), or to the operation of its business (“Legal Requirement”) that is required to be held by such entity for its operation or business (“Governmental Authorization”). Each Governmental Authorization is valid and in full force and effect and will continue to be valid and in full force and effect as each Governmental Authorization so states on its face, as of and after the Closing. A true and complete list of all material Governmental Authorizations is set forth in Schedule 3.3(a) hereof.

(b)	Neither the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Organizational Documents; (ii) require the Company or the Target to obtain or make any Consents, Filings, or Notices of or with any Governmental Entity; except as may be required by Samoan Government Entities for the registration of amendments to the Company’s Memorandum and Articles of Association; (iii) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, constitute an impermissible assignment or change of control under, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under any provision of any material note, bond, Contract, agreement, or other instrument to which the Company or the Target is a party or is subject; (iv) violate any Order or Legal Requirement applicable to the Company or the Target or any of their respective assets; or (v) result in the creation of any Lien on any assets of the Company or the Target. For purposes of this Agreement, “Contract” means any agreement, contract, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

(c)	The execution, delivery, and performance of this Agreement by each of the Sellers will not constitute a default under any agreement or instrument to which any Seller is a party or is bound, or result in a breach of any Order to which any Sellers is a party or is bound.

(d)	The Sellers, the Company and the Target are, and at all times have been, in compliance with each Legal Requirement in all material respects.

(e)	No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by the Sellers, the Company or the Target of, or a failure on the part of the Sellers, or the Company or the Target to comply with, any Legal Requirement to which it is subject in all material respects or (ii) may give rise to any material obligation on the part of the Sellers the Company or the Target to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(f)	Neither the Company nor the Target has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, or potential material violation of, or failure to comply with, any Legal Requirement relating to the Company or the Target or (ii) any actual, alleged, or potential material obligation on the part of the Sellers, the Company or the Target to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to its business or employees.

(g)	In connection with the procurement, negotiation, execution and delivery of this Agreement (i) no illegal (under all applicable Law) or improper benefit has been promised or given, whether directly or indirectly, to any government official by the Sellers, the Company or the Target, and (ii) the Sellers, the Company and the Target have otherwise acted in material compliance with all applicable Laws.

3.4	Governmental Authorizations.

(a)	Each of the Company and the Target is, and at all times has been, in compliance with all of the terms and requirements of each Governmental Authorization in all material respects.

(b)	No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization or Legal Requirement or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization currently applicable to the Company or the Target.

3.5	Capitalization; Ownership.

(a)	The Sale Shares represent, as of the time immediately prior to the Closing, eighty percent (80%) of all of the Capital Stock of the Company and, represent eighty percent (80%) of the legal and beneficial ownership interests in the Company or actual or contingent rights to acquire an interest in the Company. The Sellers are all the shareholders of the Company, and the Company owns one hundred per cent (100%) of the Capital Stock of the Target. Schedule 3.5(a) correctly and accurately reflects the total number of shares of the Capital Stock of the Company and the number of such shares owned by each Seller immediately prior to the Closing.

(b)	The Sale Shares have been duly authorized and validly issued and were not issued in violation of any preemptive rights.

(c)	The Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that would require the Company to issue, sell, or otherwise cause to become outstanding any ownership interests in, or any securities convertible into or exchangeable or exercisable for any ownership interests in, the Company, other than pursuant to this Agreement and the Organizational Documents.

(d)	The Sale Shares are not subject to any voting trust, shareholder agreement or other similar Contract, including any Contract restricting or otherwise relating to voting, dividend rights, or disposition of the Sale Shares, other than pursuant to this Agreement and the Organizational Documents.

(e)	The Sellers have valid, legal title of and owns the Sale Shares of the Company free and clear of all Liens imposed by or of any third party as of the Closing Date. When the Sale Shares are transferred to the Buyer, the transfer of the Sale Shares will be in compliance with all applicable Laws, with all legal and beneficial title to the Sale Shares vesting completely in the Buyer.

(f)	The Company has valid, legal title of and owns the Target’s equity, free and clear of all Liens imposed by or on behalf of any third party. The respective equity interests of the Target are validly issued, fully paid, and non-assessable, and all such equity interests are owned directly and entirely by the Company. There are no existing options, warrants, calls, rights, or Contracts or arrangements of any character to which the Company or the Target is a party requiring, and there are no securities of the Target outstanding that upon conversion or exchange would require, the issuance of any equity interests in the Target or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase any equity interests in the Target. Neither the Company, the Target, or, to the Sellers’ Knowledge, any other person is a party to any voting trust or other Contract or arrangement with respect to the voting, redemption, sale, transfer, or other disposition of the ownership interests in the Target. For purposes of this Agreement, “Knowledge” means (i) the actual knowledge of a natural person or a director or any executive officer of an entity or any of their Affiliates, as such knowledge has been obtained in the normal conduct of the business and (ii) such knowledge as a reasonably prudent Person in such position should have obtained upon the exercise of reasonable diligence. Knowledge of the Sellers, the Company, or the Target, when referred to in this Agreement, means the Knowledge of the individuals listed and/or referred to in Schedule 3.5(f) (i.e., specified officers and managers of the Sellers, the Company and the Target and their immediate subordinates in the Sellers, the Company or the Target, and certain other key employee as the case may be).

3.6	Environmental, Health and Safety Matters.

(a)	Each of the Company and the Target has complied with and is in compliance in all material respects with all Legal Requirements and all Contractual obligations concerning public health and safety, worker health and safety, occupational disease, and pollution or protection of the environment (collectively, “Environmental, Health and Safety Requirements”). To the Knowledge of the Sellers, no facts, events or conditions relating to the past or present facilities, properties, business or operations of the Company or the Target will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other material liability whatsoever (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to any applicable Environmental, Health and Safety Requirements.

(b)	Neither the Company nor the Target has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements.

(c)	To the Knowledge of the Sellers, none of the following exists at any property or facility owned or operated by the Company or the Target: (i) asbestos-containing material in any form or condition, (ii) materials or equipment containing polychlorinated biphenyls or (iii) landfills, surface impoundments or disposal areas.

3.7	Business Scope.

The scope of business of each of the Company and the Target and each of their respective business operations fully comply with all applicable Laws.

3.8	No Legal Action.

There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Sellers, threatened against the Company or the Target, or any of their respective activities, properties or assets, or against any officer, director or employee of any of such entities (in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or the Target). There is no pending or, to the Knowledge of the Sellers, threatened claim or litigation against the Company or the Target (a) contesting its right to produce, manufacture, market, sell, use or offer any products, process, methods, substance, component or other material or service presently produced, manufactured, marketed, sold, used or offered or planned to be produced, manufactured, marketed, sold, used or offered by the Company or the Target; or (b) involving any Proprietary Assets (as described in Section 3.10).

3.9	No Insolvency.

No Order has been made and no resolution has been passed for the winding up of the Company or the Target and none of the Company or the Target is insolvent or unable to pay its debts as they become due.

3.10	Status of Proprietary Assets.

(a)	Each of the Company and the Target has full title and ownership of, or is duly licensed or otherwise authorized to use, all Proprietary Assets (as defined below) necessary and sufficient to carry on its business as now conducted and, to the Knowledge of the Sellers, as proposed to be conducted except for the sale or other distribution of any product of Company or any subsidiary thereof (“Company Proprietary Assets”). The Company and the Target and the Sellers have taken all commercially reasonable steps necessary to establish, maintain and protect the ownership of the Company Proprietary Assets that are owned by the Company or the Target or that the Company or the Target has the right to own. To the Sellers’ Knowledge, it is not necessary and will not be necessary for the Company or the Target to utilize any Proprietary Assets of the Sellers or any employees, contractors, consultants, or other agents of the Sellers, Company, or the Target made prior to their employment or engagement by any of such entities, except for Proprietary Assets that have been assigned to or are otherwise owned by the Company or the Target. To the Knowledge of the Sellers, it is not necessary and will not be necessary for the Company or the Target to utilize any Proprietary Assets of the Sellers or any former employees, contractors, consultants, or other agents of the Sellers, Company, or the Target made prior to or after their employment or engagement by any of such entities, except for Proprietary Assets that have been assigned to or are otherwise owned by the Company or the Target. For purposes of this Agreement, the “Proprietary Assets” shall include without limitation any inventions, patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, confidential and proprietary information, designs and proprietary rights.

(b)	None of the Company or the Target has granted to any third party any options, licenses, interests, encumbrances, releases, waivers, or agreements of any kind relating to any

Proprietary Asset of the Company or the Target. None of the Company or the Target is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any product or service of the Company or the Target, any Company Proprietary Asset, or any other property or rights.

(c)	Each item of the Company Proprietary Assets owned by each of the Company or the Target or that the Company or the Target is licensed or otherwise authorized to use immediately prior to the Closing is available for use by the Company or the Target on identical terms and conditions immediately subsequent to the Closing. Each of the Company and the Target has taken all commercially reasonable actions to maintain and protect each item of the Company Proprietary Assets that it owns or has the right or option to own and will continue to maintain and protect all of such Proprietary Assets prior to Closing so as not to materially adversely affect the validity or enforceability thereof. None of the Company or the Target is in breach of any material term or has failed to satisfy any material condition of any license, agreement, or other authorization by which the Company or Target is licensed or otherwise authorized to use any item of Company Proprietary Assets.

(d)	None of the Company or the Target has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Assets rights of third parties, and no product or service of the Company or the Target has interfered with, infringed upon, misappropriated, or otherwise came into conflict with, any Proprietary Assets rights of third parties. To the Knowledge of the Sellers, the Company, and the Target and their respective directors, officers, and employees with responsibility for Proprietary Assets matters: (i) none of the Company or the Target will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Proprietary Assets rights of third parties as a result of the continued operation of its business as presently conducted or as presently proposed to be conducted except for the sale or other distribution of any product of Company or any subsidiary thereof; (ii) no product or service of the Company or the Target will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Proprietary Assets rights of third parties; and (iii) there are no facts that indicate a likelihood of any of the foregoing. None of the Company or the Target’ respective directors, officers, or employees with responsibility for Proprietary Assets matters have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or the Target should or must license or refrain from using any Proprietary Assets rights of any third party). To the Knowledge of the Sellers, the Company, and the Target and such party’s directors, officers, and employees with responsibility for Proprietary Assets matters, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Assets rights of the Company and the Target. None of the Company or the Target has ever agreed to or is otherwise obligated to indemnify or defend any third party for or against any interference, infringement, misappropriation or other conflict with respect to any product or service thereof or any item of Company Proprietary Asset.

(e)	Schedule 3.10(e) hereto identifies each patent, patent application, trademark registration, and trademark application owned by the Company or the Target. Schedule 3.10(e) also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name used by the Company or the Target in connection with any of its businesses. With respect to each item of such Proprietary Assets identified in Schedule 3.10(e) in connection with this Section 3.10(e):

(i)	the Company and/or the Target, as the case may be, owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction or limitation regarding use or disclosure;

(ii)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii)	no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Sellers, the Company, or such Target or any of its directors, officers, and employees with responsibility for Proprietary Assets matters, is threatened that challenges the legality, validity, enforceability, use or ownership of the item, and to the Knowledge of the Sellers, the Company, or such Target or any of its directors, officers, and employees with responsibility for Proprietary Assets matters, there are no grounds for the same; and

(iv)	no loss or expiration of the item is pending or reasonably foreseeable, or to the Knowledge of the Sellers, threatened, except for patents expiring at the end of their statutory terms and not as a result of any act or omission by the Company or the Target, including without limitation, a failure by the Company or the Target to pay any required maintenance fees.

(f)	[RESERVED]

(g)	Each person who is or was an employee or independent contractor of the Company or the Target and who is or was involved in the creation or development of any product or service thereof or was provided access to confidential or proprietary information of the Company or the Target has entered into a written agreement with the Company or the Target pursuant to which such person, inter alia, assigned to the Company or the Target all intellectual property rights in any work performed by such person and agreed to maintain the confidentiality of all such proprietary and confidential information and trade secrets, each such agreement is in full force and effect and a form of each such agreement is listed on Schedule 3.10(e) and ownership of and title to all such intellectual property rights has in fact vested unconditionally in the Company and/or the Target.

(h)	None of the Company or the Target is a party to any agreement or arrangement, or is subject to any law, rule, or regulation, under which any governmental entity had or has acquired rights or has the right or ability to do so in the future, with respect to any product or service of the Company or the Target or any Proprietary Assets of the Company or the Target.

(i)	None of the Company or the Target, nor, any employee or owner thereof, nor, to the Knowledge of the Sellers, any independent contractor, consultant, or agent thereof, is a member, affiliate or participant of or in any standards or certification body, industry or governmental consortium, or trade group. None of the Company or the Target, nor any employee, independent contractor, consultant, agent, or owner thereof, (i) has granted or is obligated to grant any right, title or interest in or to any of the Proprietary Assets or any product or service of the Company or Target (including without limitation any obligation to license on a royalty-free or reasonable-and-non-discriminatory basis) pursuant to any agreement, by-law, understanding, or requirement of any standards or certification body, industry or governmental consortium, or trade group; or (ii) has submitted to any standards or certification body, industry or governmental consortium, or trade group any declaration, assurance, disclaimer, proposal, or other statement relating to any of the Proprietary Assets of the Company or the Target.

3.11	Related Transactions.

No employee, officer, or director of the Company or any of the Sellers Target, nor any of the Sellers is, directly or indirectly, indebted to the Company or the Target, nor are the Company or the Target indebted, directly or indirectly (or committed to make loans or extend or guarantee credit) to any such parties, nor does any other individual or entity have a right to recover any claims as a direct or indirect successor, assignee, heir or holder in due course of a debt or debt instrument originally created by the Company or the Target in favor of the Sellers.

3.12	Conduct of Business of the Company and the Target.

Since January 29, 2010 the Company and the Target have conducted their respective businesses only in the ordinary course of business and, in all material respects, consistent with past practice. Since January 29, 2010 there has not occurred any act, occurrence or transaction which has resulted or would be reasonably likely to result in a Material Adverse Effect or which may constitute a breach of the provisions of Article 5 of this Agreement had the date of any such act, occurrence or transaction occurred following the date hereof. Without limiting the generality of the forgoing and, in each instance excluding the transactions contemplated by this Agreement, since January 29, 2010, neither the Company nor the Target has:

(a)	created, incurred, assumed, or guaranteed any indebtedness or become subject to any material liabilities, or guaranteed payment or performance of any debt or obligation of a third party, other than liabilities incurred in the ordinary course of business;

(b)	subjected any of its material assets to any Liens, except for (i) Liens for taxes not yet delinquent, (ii) Liens imposed by Law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like and (iii) Liens listed on Schedule 3.12(b) (“Permitted Liens”);

(c)	sold, assigned, licensed or transferred any material assets, other than in the ordinary course of business;

(d)	suffered any material theft, damage, destruction or loss to any property or properties owned by it, whether or not covered by insurance, or forgiven or canceled any material claims, or waived any right of material value;

(e)	increased in any material respect its total number of employees or the compensation, bonuses, or benefits payable or to become payable to any directors, officers, employees, agents, or representatives, except as required under any existing employment agreement or as required by Law;

(f)	suffered any material work stoppage;

(g)	changed in any material respect any of its accounting principles or the methods of applying such principles;

(h)	entered into any agreement with any of the Sellers, or any partner, member, owner, or affiliate of the Sellers;

(i)	made any material change in the manner and timing of payment of trade and other payables nor accelerated the collection of accounts receivable in the ordinary course of business;

(j)	amended its Organizational Documents;

(k)	declared or paid any dividend or distribution with respect to the Sale Shares or the registered capital equity interest of the Target;

(l)	made any capital expenditures in excess of RMB 50,000 or made any commitment therefor of RMB 50,000 individually or RMB 100,000 in the aggregate (or of the foreign currency equivalents thereof);

(m)	authorized for issuance, issued, sold, pledged or delivered any equity interests or any securities convertible into or exchangeable or exercisable for other equity interests, or redeemed, purchased, or otherwise acquired any other equity interests;

(n)	merged or consolidated with any Person or entered into any partnership, joint venture, association, or other business organization;

(o)	materially changed or altered any of the terms of outstanding receivables or accelerated the collection of receivables;

(p)	disclosed any proprietary confidential information other than pursuant to a non-disclosure agreement entered into in the ordinary course of business;

(q)	sold, transferred or licensed any intellectual property rights of any nature other than licenses granted in the ordinary course of business on commercial terms and on a non-exclusive basis in conjunction with the sale of product in the ordinary course of business;

(r)	waived any rights of material value or suffered any extraordinary losses;

(s)	made any charitable contributions or pledges in excess of RMB 500 in the aggregate;

(t)	factored any receivables, entered into any Contracts that might restrict the ability of their respective businesses to operate freely post-Closing (including, but not limited to, non-competition agreements, exclusive dealing arrangements or the like), made any investments in equity or debt instruments of third parties, nor, to the Knowledge of the Sellers, become the subject of any investigation or claim; or

(u)	other than this Agreement, entered into any agreement or commitment to do any of the foregoing.

3.13	Property Title.

(a)	All properties and assets owned by the Company and the Target are free and clear of any mortgages, Liens, encumbrances and security interests, except for Permitted Liens. With respect to the properties leased by the Company or the Target, the Company and the Target is in material compliance with such leases. The Company and the Target owns or leases all properties and assets necessary to conduct such party’s business and operations as presently conducted and as proposed to be conducted by the Buyer.

(b)	The transfer of certain factory buildings located at No. 71 Dongfang Street, Shuizhai Town, Wuhua County, Meizhou, Guangdong Province, and related land use right (collectively, the “Dongfang Property”, which is an “Excluded Property”) by the Target to Lisun Hardware (Shenzhen) Co., Ltd. (“Lisun”) has been completed, the full purchase price has been received by the Target from Lisun (except that the official transfer of title in the Dongfang Property to Lisun has not been completed due to a dispute between the Target and certain retired employees of the Target regarding such persons’ interests in the Dongfang Property), and all taxes, fees and charges due and payable in connection with such transfer shall be solely borne by Lisun.

(c)	The transfer of the land use rights with respect to certain undeveloped industrial land located in Huacheng Town, Wuhua County, Guangdong Province (such land use rights, an “Excluded Property”), for RMB 1,400,000 has been completed, the purchase price has been received by the Target in full, the Target does not own or hold any of the title, right, interest to and in such land use right and all taxes and charges due and payable by the Target in connection with such transfer have been paid in full.

3.14	Condition and Sufficiency of Assets.

All buildings, structures, fixtures, building systems, tooling and equipment, and all other assets of the Company and the Target, are in reasonable condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the Company’s and the Target’ respective businesses as presently conducted and as reasonably can be contemplated in the foreseeable future.

3.15	Accounts Receivable.

All accounts receivable of the Company and the Target that are reflected on the Auditable Statements (as such term is defined in Section 3.20) or on the accounting records of the Company and the Target as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business of the Company or the Target. All reserves for Accounts Receivable have been established in accordance with PRC GAAP and reflect the Sellers’ good faith estimate of the Accounts Receivable reasonably determined to be at risk.

3.16	Inventory.

All inventory of the Company and the Target, whether or not reflected in the Auditable Statements, consists of a quality and quantity usable and salable in the ordinary course of business. Excess and/or obsolete inventory have been appropriately reserved for on the Auditable Statements. All inventory is supported by relevant, valid VAT invoices in respect of the input VAT paid in accordance with all applicable VAT rules and regulations.

3.17	Employment and Labor Union.

(a)	Neither the Company nor the Target is bound by or subject to any Contract, commitment or arrangement with any labor union, and, no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company or the Target. There is no strike or other labor dispute pending or, to the Knowledge of the Sellers, threatened involving the Company or the Target nor are any of such entities aware of any labor organization activity involving its employees. To the Knowledge of the Sellers, no employee of the Company, or the Target, is in material violation of any Legal Requirement, or any material term of any employment Contract, or other Contract relating to the relationship of any such employee with the Company or the Target or any other party because of the nature of the business conducted or to be conducted by the Company and the Target.

(b)	None of the Sellers or the Target is aware that any officer or such core employee listed on Schedule 3.17(b), or any group of core employees, intends to terminate their employment with the Company or the Target, nor does any such entity intend to terminate the employment of any such employees.

(c)	With regard to employment and staff or labor management, the Company and the Target has complied in all material respects with all applicable Legal Requirements,

including without limitation, Laws pertaining to overtime compensation, minimum wage, welfare funds, social benefits, union or workers’ activity funding, medical benefits, insurance, retirement benefits, housing funds or pensions.

(d)	None of the Company or the Target is a party to or bound by any Contract of any nature to employ, hire (either directly or through a labor service agency such as FESCO or CIIC or labor outsourcing service), retain, compensate, pay or provide benefits to any Person that has not been provided to the Buyer in the due diligence materials in writing, other than such Contracts with respect to low-level clerical, janitorial or other support staff performing fungible functions.

(e)	Neither the Company nor the Target has any material labor relations problem pending or, to the Knowledge of the Sellers, threatened.

3.18	Minute Books.

The minute books of the Company and the Target contain complete summaries of all meetings of directors and shareholders for the three year period ending as at the date of this Agreement and Schedule 3.18 contains a list describing all material actions of the board made orally, and the transactions referred to in such minutes are accurately described in all material respects.

3.19	Contracts; No Defaults.

Neither the Company nor the Target is a party to any Contracts (i) other than Contracts entered into in the ordinary course of business, (ii) having a term in excess of six (6) months; (iii) involving payments in excess of RMB 20,000; or (iv) involving terms or conditions that are other than commercially reasonable and at arms length. Neither the Company nor the Target is in default in the performance, observance or fulfillment of any of the obligations, covenants, undertakings or conditions contained in any agreement or instrument to which it is a party which may have a Material Adverse Effect on the condition, financial or other, of such entity. The Sellers have provided to the Buyer in the due diligence materials all material Contracts, including, but not limited to, all Contracts containing any restrictive covenants, non-compete or exclusive dealing provisions, product tie-in requirements, “most favored nation” or similar preferential pricing clauses, or any other restrictions on business practices of the Company or the Target.

(a)	Neither the Company nor the Target is a party to or bound by any of the following:

(i)	any Contract that involves remaining performance of services or delivery of goods or materials by or to the Company or the Target of an amount or value in excess of RMB 20,000;

(ii)	any Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company or the Target in excess of RMB 20,000;

(iii)	any lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property which has not been disclosed to the Buyer (except agreements relating to personal property having remaining payments of less than RMB 20,000 per agreement and except for any Loans);

(iv)	any undisclosed licensing or royalty agreement with respect to patents, trademarks, copyrights, or other intellectual property (including software);

(v)	any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

(vi)	any joint venture, partnership, or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or the Target with any other Person (other than commission and other similar agreements that involve expenditures of less than RMB 10,000 per year);

(vii)	any Contract containing covenants that in any way purport to restrict the business activities of the Company or the Target or limit the freedom of the Company or the Target to engage in any line of business, freely purchase from any source or to compete with any Person (including without limitation Contracts containing restrictive covenants, non-competition or exclusive dealing obligations, product tie-in requirements, “most favored nation” clauses, pricing restrictions or any other restrictions on business practices);

(viii)	any Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods (other than commission and other similar agreements that involve expenditures of less than RMB 10,000 per year);

(ix)	any Contract for capital expenditures in excess of RMB 50,000;

(x)	any warranty, guaranty, or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

(xi)	any note, bond or other instrument evidencing indebtedness of the Company for borrowed money;

(xii)	any mortgage, security agreement or other instrument creating or relating to an encumbrance on assets of the Company or the Target;

(xiii)	any undisclosed Contract with the Sellers, or any Affiliate of Company, the Target or the Sellers;

(xiv)	any employment, agency, representative, distribution or consulting Contracts that are not on standard forms of the Company or the Target, as applicable; or

(xv)	any Contract terminable on a change of control or on failure to satisfy any financial performance standards set forth in such Contract.

(b)	The Sellers have made available to the Buyer true and complete copies of each of the written Contracts to which the Company or the Target is a party and has provided to the Buyer a written summary of all oral Contracts (if any) to which the Company or the Target is a party.

(c)	Each Contract to which the Company or the Target is a party is in full force and effect and is valid and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally. To the Knowledge of the Sellers, no other Person that has or had any obligation or liability under any

Contract to which the Company or the Target is a party is in default under the terms of such Contract. Each of the Company and the Target has performed, in all material respects, all obligations under all Contracts to which it is a party and none of the Sellers has any Knowledge of any actual or anticipatory breach by the Company, the Target or any counterparty to any Contract.

(d)	To the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give the Company, the Target or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, limit the scope of, or benefits under, or to cancel, terminate, or modify, any Contract required to be disclosed pursuant to Section 3.19(a); and

(e)	Neither the Company nor the Target is a party to any Contract required to be disclosed pursuant to Section 3.19(a) that cannot be reasonably expected to be timely performed without expenditure of time or funds versus what would normally be expected in the ordinary course of business for such Contract, or that requires such party to refund any payments received for work not yet performed.

3.20	Auditable Statements; Material Facts.

In connection with the transactions contemplated by this Agreement, the Sellers have provided, or have caused the Company and the Target to furnish to the Buyer and have included in Schedule 3.20, true, accurate and complete copies of the following statements in an auditable condition: (i) the bank account records of the Company and the Target for the years ended December 31, 2008 and December 31, 2009, respectively, and the period commencing on January 1, 2010 and ended on the last day of the fiscal quarter immediately prior to the Closing (such periods collectively, the “Audit Periods”); (ii) the unaudited balance sheets (including the shareholders’ equity), statements of income, and cash flows of the Target for the Audit Periods, prepared in accordance with PRC Generally Accepted Accounting Principles (“PRC GAAP”) consistently applied; (iii) the unaudited balance sheets (including the shareholders’ equity), statements of income, and cash flows of the Company for the Audit Periods, prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) consistently applied; and (iv) the unaudited consolidated balance sheets (including the shareholders’ equity), statements of income, and cash flows of the Company and the Target for the Audit Periods, prepared in accordance with US GAAP consistently applied (collectively, the “Auditable Statements”). The Auditable Statements shall be based upon reliable 1 financial information contained in the books

[1]	“Reliable” financial records should generally include:

•	a record of the assets and liabilities of the business;

•	a record of all entries from day to day of all sums of money received and expended by the business and the matters in respect of which the receipt and expenditure take place;

•

a record of all goods purchased, of all goods in inventory and of all goods sold in the carrying on of that business showing the goods, and the sellers and buyers in sufficient detail to readily support the quantities and values of the goods and the identities of the sellers and buyers; and all invoices relating thereto; and

•	statements (including quantities and values) of trading stock held by the business at the end of each financial year/period; and records of stocktaking from which the statements have been prepared.

and records of the Company (in their current state) and the Target (which the Sellers shall make available for inspection by the Company’s auditors) and, in the aggregate, fairly present in all material respects the financial condition as of the dates thereof and the results of operations for the periods referred to therein of the Company and/or the Target, as applicable, from which audited financial statements in compliance with US GAAP can be generated in a timely manner to enable the Buyer to fulfill its obligation as a reporting entity under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the transactions contemplated hereunder. Neither the Sellers nor the Company nor the Target are aware of any information, fact or circumstance which has or would have a Material Adverse Effect which has not been fully and accurately disclosed in writing to the Buyer.

3.21	Current Operation.

Neither the Sellers nor the Company nor the Target are aware of any existing fact or circumstance that may have a Material Adverse Effect on the ability of the Company or the Target to conduct its business as presently conducted or as proposed to be conducted by the Buyer.

3.22	Business Relationships.

(a)	There are no unresolved disputes outstanding with any of the customers, vendors or employees of the Company or the Target and no sales manager or more senior management personnel of the Company or the Target has any Knowledge that a significant customer or vendor has refused to continue to do business with such entity or has stated its intention to the Company or the Target not to continue to do business with such entity or to reduce the amount of such business since January 29, 2010. Since January 29, 2010, there has not been any shortage, unavailability or material price increase of any raw materials necessary to manufacture any of the products sold by the Company or the Target and there is no current shortage or unavailability that may lead to any such shortage.

(b)	Since January 29, 2010, there has been no termination of any major independent distributor, wholesaler, sales representative, or agent relationship of the Company or the Target, nor does any sales manager or more senior management personnel of the Company or the Target have Knowledge that any current independent distributor, wholesaler, sales representative or agent indicated any intention to terminate or change the terms of its relationship with the Company or the Target.

3.23	No Undisclosed Liabilities.

Except as expressly accounted for in the Auditable Statements or, to the extent arising prior to the Closing Date in the ordinary course of business as permitted under Section 5.1 (in either case, none of such liabilities being a material uninsured liability for breach of Contract, breach of warranty, tort, infringement, claim or lawsuit), neither the Company nor the Target has any liabilities or obligations of any nature whatsoever, fixed or contingent, known or unknown, currently due or payable in the future.

As part of the financial records, source documents such as bank receipts and payments, sales invoices, purchase invoices, bank statements and advices, costing records and worksheets, and payroll calculation worksheets that support the accounting entries in the records must exist.

Furthermore, the financial records should have proper audit trail enabling the auditors to trace account balances, transaction entries and calculations to form judgment on their validity. It should provide step-by-step documented histories of all transactions recording their flows from initiation to finalization.

3.24	Product Safety and Compliance with Specifications.

(a)	There has been no pattern of defects in the design, construction, manufacture, installation or compliance with specifications of, or any basis for any liability relating to, any product made, manufactured, constructed, distributed, sold, leased or installed by the Company or the Target or their employees or agents, that may adversely affect the performance or quality of such product. Each product has been designed, constructed, manufactured, packaged, installed and labeled in material compliance with all regulatory, engineering, industrial and other codes applicable thereto, and neither the Sellers nor the Company nor the Target have received notice of any alleged noncompliance with any such code. No product manufactured by the Company or the Target contains any asbestos or asbestos-containing materials.

(b)	Neither the Company nor the Target have been required to file, or has filed, a notification or other report to a Governmental Entity concerning actual or potential hazards with respect to any product manufactured or sold by either the Company or the Target.

(c)	The products of the Company and the Target comply with all applicable provincial, state and local Laws, regulations, Orders, and mandatory or generally-accepted industry standards, requirements and certifications in all material respects. Without limiting the foregoing, the products of the Company and Target meet all applicable requirements and standards of the PRC Measures for the Control of Pollution from Electronic Information Products effective March 1, 2007, and any other Legal Requirements as may be in effect as of Closing.

3.25	Product Warranty.

Except as expressly reserved for in the Auditable Statements, each product manufactured, sold, leased or delivered by the Company or the Target has been in conformity with all applicable Contractual commitments and all express and implied warranties in all material respects, and neither the Company nor the Target has any material liability or material contingent liability for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased or delivered by the Company or the Target is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Sellers have delivered to the Buyer true, correct and complete copies of the standard terms and conditions of sale or lease for the Company and the Target (containing applicable guaranty, warranty and indemnity provisions).

3.26	Guaranties.

Neither the Company nor the Target is a guarantor or is otherwise liable for any liability or obligation (including indebtedness) of any other Person.

3.27	Trade Allowance.

Neither the Company nor the Target has in effect any trade allowance, billback, rebate, discount, sale or return or similar program with its customers.

3.28	Tax.

For purposes of this Agreement, the following definitions shall apply:

“Tax” or “Taxes” means all tax imposed by any Governmental Entity in Samoa, the PRC, or elsewhere, including national, provincial, local, or foreign taxes and other taxes on income, estimated income, alternative or add-on minimum, gross receipts, profits, withholding (e.g. employees’ individual income taxes), business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, withholding, disability, social security, minimum tax, capital stock, registration, or any other tax, custom duty, ad valorem levy, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the Taxes of any person as a transferee, successor, or agent, by Contract, or otherwise.

“Tax Claims” means any and all liabilities, damages, losses, costs, penalties, fines and reasonable expenses (including reasonable attorneys’ fees and expenses and costs to investigate) arising in connection with Taxes or failure to timely file true, correct and accurate Tax Returns, together with any assertion, claim, warning, notice, assessment, whether oral or written, made or issued by any Governmental Entity with any responsibility for or jurisdiction over any Taxes, or an employee or duly appointed agent of such Governmental Entity, which could, if proven correct or not complied with, result in Damages for failure to timely and correctly pay the subject Taxes and/or timely file, true, correct and accurate Tax Returns.

“Tax Returns” means all returns, forms, computations, declarations, elections and claims for refund relating to any Taxes, including any schedules or attachments thereto and any amendments thereof.

The Sellers represents and warrants to the Buyer, as follows:

(a)	all Tax Returns required to be filed on or before the Closing Date by, or with respect to, the Company and the Target have been duly and timely filed (taking into account any extensions);

(b)	the information included in the Tax Returns filed by or with respect to the Company and the Target is complete and accurate in all material respects;

(c)	all Taxes due and payable on or before the Closing Date by the Company and the Target have been timely paid;

(d)	no Taxes are due in any jurisdiction in which Tax Returns have not been filed;

(e)	there are no pending Tax Claims, or, to the Knowledge of the Sellers, threatened with respect to the Company or the Target in respect of any material amount of Taxes;

(f)	to the Knowledge of the Sellers, no notice or claim has been made by a Governmental Entity in a jurisdiction where the Company or the Target does not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction;

(g)	there are no liens for Taxes upon the assets of the Company or the Target;

(h)	no request has been made for an extension of time within which to file Tax Returns with respect to the Company or Target, for which Tax Returns have not yet been filed;

(i)	there has been no extension or waiver of the statute of limitations period applicable to any Tax of the Company or the Target, which period (after giving effect to such extension or waiver) has not yet expired;

(j)	the balance sheet included in the Auditable Statements reflects an adequate reserve for all material Taxes for which the Company and the Target may be liable for all taxable periods and portions thereof through the date thereof;

(k)	the Company and the Target have withheld and paid all Taxes required to have been withheld and paid by such entity under all applicable Legal Requirements;

(l)	the Company and the Target have filed or caused to be filed all Tax Returns that are or were required to be filed by them pursuant to applicable Legal Requirements. The Sellers have delivered to the Buyer complete copies thereof, and of all examination reports and statements of deficiency filed or received by either the Sellers or the Company or the Target for all taxable periods from and including 2003 to present, and Schedule 3.28(l) contains a complete and accurate list of, all such tax filings filed since its establishment. The Company and the Target have properly prepared and timely filed all Tax Returns that they have been required to file (taking into account any extensions). All Tax Returns are correct and complete in all material respects;

(m)	except for withholding liabilities, neither the Company nor the Target have any liability for Taxes of any other person (other than the Company or the Target) as a transferee, successor, or agent, by Contract, or otherwise;

(n)	neither the Company nor the Target has ever been a party to or bound by any Tax-indemnity, Tax-allocation, or Tax-sharing agreement;

(o)	each of the Company and the Target is duly and properly registered in each and every country and territory where required by applicable Legal Requirements for VAT and any other equivalent local or regional Taxes for which registration is required by applicable Legal Requirements;

(p)	each of the Company and the Target is, and has at all times been, resident for purposes of Taxes, or has carried on business, only in its respective place of incorporation or formation; and

(q)	neither the Company nor Target has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.29	Insurance.

(a)	The Sellers have provided to the Buyer in the due diligence materials true and complete copies of all policies of insurance to which the Company and the Target are or were parties to at any time within three (3) years preceding the date of this Agreement.

(b)	Each of the Company and the Target has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, life and all other forms of insurance (a) in full force and effect; (b) sufficient for compliance, in all material respects, with all requirements of applicable Law and of any Contract to which the Company or such of the Target is subject; (c) insuring against risks of the kind customarily insured against and in amounts customarily carried by similarly-sized businesses operating in its industry in China; and (d) providing commercially reasonable insurance coverage for the activities of the Company and the Target. All premiums due with respect to the insurance policies covering all periods through the Closing Date have been paid, all such policies remain in full force in effect and no act, omission, event or change of circumstance has occurred that may invalidate in whole or in part any such insurance policies.

3.30	Anti-Terrorism Laws.

Each of the Sellers hereby certifies, represents and warrants to the Buyer that (A) neither the Company nor the Target is on the List of Specially Designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury; and; (B) none of the Sellers, the Company or the Target is otherwise in violation of any of the Anti-Terrorism Laws. For purposes of this Agreement, “Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States; the Global Terrorism Sanctions Regulations (31 C.F.R. Part 594); the Terrorism Sanctions Regulations (31 C.F.R. Part 595); the Terrorism List Governments Sanctions Regulations (31 C.F.R. Part 596); the Foreign Terrorist Organizations Sanctions Regulations (31 C.F.R. Part 597); and the Foreign Narcotics Kingpin Sanctions Regulations (31 C.F.R. Part 598). The Sellers shall immediately notify the Buyer in writing if the Sellers have Knowledge of any violation or pending violation of any of the Anti-Terrorism Laws by the Sellers, the Company or the Target. Any misrepresentation of the above by the Sellers, or any violation of the Anti-Terrorism Laws by the Company or the Target shall be sufficient cause for immediate termination of this Agreement and any other agreement or arrangement among the Sellers, the Buyer and the Company.

3.31	Powers of Attorney.

Schedule 3.31 sets forth a list of all powers of attorney granted or entered into by the Company or any of its subsidiaries that are still in effect.

3.32	Compliance with Anti-Boycott Laws.

(a)	The Company and the Target is and at all times has been in compliance with all applicable Legal Requirements relating to applicable export control and trade embargoes. No product sold or service provided by such party during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(b)	If any of the following Legal Requirements had been applicable to the Company and/or the Target prior to the Closing, neither the Company nor the Target would have violated any anti-boycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the U.S. Code. During the last five (5) years, neither the Company nor the Target have been a party to, or a beneficiary under or performed any service or sold any product to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers as follows:

4.1	Corporate Organization.

The Buyer is a duly established, registered and validly existing corporation under the Laws of the State of Nevada, United States.

4.2	No Violations; Consents.

The execution, delivery and performance of this Agreement and the other documents delivered hereunder and transactions contemplated herein and therein will not violate, contravene or conflict with, permit the acceleration, cancellation or termination of any right or obligation under, result in a breach of or constitute a default under (with or without the giving of notice or the lapse of time or both), (a) the Buyer’s Articles of Incorporation or any note, mortgage, Contract, instrument, judgment or instrument, to which Buyer is a party or by which any of its properties or assets is bound or (b) any Law, rule or regulation to which the Buyer is a party or by which any of its properties or assets is bound, except as would not reasonably be expected to materially adversely affect Buyer’s ability to consummate the transactions contemplated herein.

4.3	Authorization; Execution and Delivery.

The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against the Buyer in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement creditors’ rights generally and by general principles of equity.

ARTICLE 5 ADDITIONAL COVENANTS

The Sellers and the Company jointly and severally, undertake to perform each of the following covenants and undertakings:

5.1	Operation of the Businesses of the Company and the Target.

Except as otherwise contemplated by this Agreement or with the prior written consent of the Buyer, from and after the execution of this Agreement until the Closing Date, the Sellers shall cause the Company and the Target to, and the Company shall, and shall cause the Target to:

(a)	operate its business in the ordinary course;

(b)	operate its business in compliance with all applicable Laws in all material respects;

(c)	use all commercially reasonable efforts to maintain and preserve in a manner compliant with Legal Requirements existing relationships with employees, customers, distributors, suppliers, other vendors, and government agencies;

(d)	not increase in any material respect its total number of employees or grant any bonus to any employee or implement any material increase in the rates of salaries or compensation of any employees, directors, officers, representatives or agents or, except in the ordinary course of business consistent with past practice or as required by Law, otherwise enter into or amend any employment agreement for any employee or other agreement for any director, officer, representative or agent;

(e)	not institute any material increase in, amend, adopt or terminate any employee benefit plan with respect to employees, except as may be required to comply with applicable Law, or pay any benefit not required by any plan or arrangement in effect on the date hereof;

(f)	other than in connection with the purchase of the Sale Shares and other transactions contemplated in this Agreement, not amend the governing documents thereof or enter into any merger, consolidation, restructuring, recapitalization, reorganization or share exchange agreement or adopt resolutions providing therefor;

(g)	not sell, pledge, license, dispose of or encumber any material assets (except for sales of assets in the ordinary course of business and in a manner consistent with past practices, dispositions of obsolete or worthless assets, or of the Excluded Properties);

(h)	other than in connection with the purchase of the Sale Shares, not (i) issue, sell, or authorize the issuance or sale of any shares, registered capital or other equity ownership or right to acquire any shares, registered capital or other equity interest; (ii) make preparations for any initial public offering or private placement of equity or debt securities, (iii) repurchase, redeem or otherwise acquire any securities of any party; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation or dissolution of any of them;

(i)	not take any action (with the exception of actions required by applicable Law) to change any accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or the method of applying any such policies or procedures;

(j)	not pay, discharge or satisfy any claims or liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, but in any event not exceeding RMB 5,000 in the aggregate;

(k)	not declare or pay any dividend or distribution with respect to the Sale Shares or the registered capital equity interest of either of the Company or the Target;

(l)	not write up the value of any inventory or of any other assets or write off or write down the value of any assets, except for assets no longer used in the business operations or held for sale or disposition, or otherwise to the minimum extent necessary to comply with PRC GAAP;

(m)	not create or assume any debt or other obligation for the payment of money, except for accounts payable incurred in the ordinary course of business or guarantee payment or performance of any debt or obligation of any third party;

(n)	not grant any license or sublicense of any rights under or with respect to any intellectual property, except in the ordinary course of business;

(o)	not enter into or amend any lease of real property, except any renewals of existing leases in the ordinary course of business;

(p)	not enter into any leases for any material items of personal property (other than standard office equipment leased in the ordinary course of business);

(q)	not enter into any transfer agreements for Real Property that is unfair, or not negotiated at arm’s length and in good faith, or not duly registered and properly recorded under all Laws.

(r)	not to distribute to the Company or the Sellers or any Affiliate of the Company or the Sellers any proceeds from any pre-Closing transfer of Real Property.

(s)	not make any capital expenditures in excess of RMB 50,000 or make any commitment therefor of RMB 50,000 individually or RMB 100,000 in the aggregate (or of the foreign currency equivalents thereof);

(t)	not delay payment of any amounts payable in the ordinary course of business, nor accelerate the collection of accounts receivable in the ordinary course of business or otherwise compromise any receivable via a factoring arrangement or otherwise;

(u)	not subject any of its material assets to any Liens, except for Permitted Liens;

(v)	not forgive or cancel any material claims or waive any right of material value;

(w)	not enter into any agreement with any of the Sellers, or any partner, member, owner or affiliate of the Sellers;

(x)	not enter into any partnership, joint venture, association or other business organization; and

(y)	not to enter into any agreement to do any of the actions prohibited in the foregoing clauses (c) through (x).

5.2	Regulatory Cooperation.

(a)	The Sellers will cooperate with the Buyer promptly and in good faith to obtain all necessary consents and approvals required from Governmental Entities and private third parties (including the registered agent of the Company) necessary to enable the Buyer to duly complete such applicable approval and registration process relating to the purchase of the Sale Shares and other transactions contemplated herein and to operate the business of the Company and the Target without material disruption, as contemplated hereby and in accordance with applicable Law.

(b)	The Sellers will, promptly after the end of each fiscal quarter, deliver to the Buyer auditable financial statements of the Company and the Target prepared in accordance with the standards set forth in Section 3.20 for each fiscal quarter through the Closing and will, prior to and following the Closing, fully cooperate with the Buyer to provide Auditable Statements and all books and records of and other materials and information relating to the Company and the Target requested by the Buyer for the preparation of US GAAP compliant audited financial statements of the Company and the Target for the Audit Periods.

5.3	Confidentiality.

Each of the Sellers agrees to use his or her best efforts to keep confidential all information related to the business of the Company and the Target or provided to it by the Buyer that is not in the public domain (“Confidential Information”) for a period of five (5) years after the execution of this Agreement, or any other shorter period to the extent permitted by the applicable Laws provided that the Sellers may disclose such Confidential Information (i) to the extent as required by applicable Law, provided the Sellers shall promptly notify the Buyer to allow the Buyer to seek a protective order or take other action to limit the disclosure; or (ii) to a third party as necessary to the performance of its obligations in connection herewith so long as such third party is bound by a confidentiality obligation coterminous with each Seller’s confidentiality obligations hereunder.

5.4	Non-Interference.

Each of the Sellers shall use his or her commercially reasonable efforts to maintain, and shall not directly or indirectly, take any action to discourage intentionally any licensor, customer, supplier, distributor, agent, employee or other business associate of the Company or the Target from maintaining the same business relationships with the Company or the Target after the Closing as it maintained with the Company or the Target before the Closing.

5.5	Covenant Not to Compete.

For a period of five (5) years from the Closing Date, unless otherwise expressly provided for herein, none of the Sellers may directly or indirectly engage, except as an employee of the Target and within the scope of employment and acting for the sole benefit of the Target and the Company, in any business which involves the product categories and related services described in Schedule 5.5 (the “Restricted Business”), including without limitation (a) design, development, utilizing, manufacturing, marketing, sales or distribution of any products within the scope of the Restricted Business; (b) soliciting business from customers related to the Restricted Business; (c) doing business with companies manufacturing or trading involving Restricted Business or diverting any business related to the Restricted Business; (d) soliciting for employment or employing any employees employed in a Restricted Business.

5.6	Compliance with Laws.

(a)	Each of the Sellers understands and acknowledges that the Laws of various jurisdictions applicable to the Company, the Target, and/or the Sellers impose obligations on the conduct of business by their respective anti-bribery Laws, rules, regulations and decrees (collectively, the “Anti-Bribery Laws”). More particularly, the Parties understand, agree and acknowledge that the Sellers shall cause the Company and the Target to comply with all such Anti-Bribery Laws.

(b)	Each of the Sellers covenants and agrees that each Seller will and will cause all officers, Directors, employees, partners and agents of the Company and the Target to obtain, or to cause the Company and the Target to obtain, all necessary approvals, permits and licenses required in order to complete the transactions contemplated hereby (if any) as provided herein in strict compliance with all Anti-Bribery Laws.

(c)	Each of the Sellers further understands, covenants and agrees that any Confidential Information disclosed and/or the technology licensed by the Buyer in furtherance hereof may be subject to export and re-export restrictions imposed under United States Laws and regulations pertaining to the export and re-export of goods, services and technology (including, but not limited to, United States Export Administration Regulations administered by the U.S. Department of Commerce and trade and economic sanctions programs administered by the United States Department of Treasury). The Sellers shall, and shall cause the Company and the Target to, comply with all such restrictions and shall provide the Buyer with the assurances and official documents that the Buyer may periodically request to verify compliance with the foregoing in accordance with the standards referenced or set forth in Section 5.13 hereof.

5.7	Consent.

Each of the Sellers hereby consents to voting or causing directors to vote for the transactions and matters contemplated herein at the various respective board meetings of the Sellers, the Company and the Target.

5.8	Transfer, Income and Other Taxes.

(a)	The Buyer on the one hand, and the Sellers, on the other hand, shall each pay one-half of all stamp duty in connection with the transactions contemplated hereby, and the Sellers and the Buyer shall cooperate in a timely manner in making all filings, returns, reports, and forms as may be required to comply with the provisions of Laws related to such taxes.

(b)	For the avoidance of doubt, the Sellers and the Buyer shall each be responsible for their own income tax and other tax liabilities (other than stamp duty) arising from or associate with the purchase and sale of the Sale Shares and other transactions contemplated in this Agreement.

5.9	Excluded Properties.

The Sellers agree to use their best efforts to sell, assign and transfer the Excluded Properties (to the extent not yet fully disposed of prior to the Closing) (each such transaction, a “Disposition”) following the Closing. For each Disposition, detailed records shall be maintained by the Sellers, the Company and the Target, as the case may be, reflecting (i) any and all taxes, fees, costs, expenses and liabilities of every kind whatsoever incurred from and after the Closing related to the continued ownership and maintenance of each of the Excluded Properties until the time of each respective Disposition, together with (ii) any and all taxes, fees, costs expenses and liabilities associated with the Disposition paid from and after the Closing to the extent the same relate to any time period prior to the Closing and are not reflected in the Closing Balance Sheet and included in the calculation of Net Working Capital as of the Closing Date, and (iii) any amounts which, but for their inclusion within the scope of this Section 5.9 would be considered indemnifiable as an Enumerated Claim pursuant to the items listed in Section 10.8(m)(i) (the sum of all such taxes, fees, costs, expenses and liabilities described in (i) through (iii) above, the “Disposition Costs”).

5.10	Tax Matters

(a)	[RESERVED]

(b)	[RESERVED]

(c)

After the Closing Date, the Buyer shall be responsible for the preparation and filing of all Tax Returns pertaining to the Company and the Target. For a period of up to fifteen (15) business days but, unless otherwise required by applicable law, not less than five (5) business days, Buyer shall permit the Sellers to review and comment on any such Tax Returns prior to filing and shall consider in good faith any revisions as may be reasonably requested by Sellers to the extent such revisions are relevant to pre-Closing Tax periods. To the extent requested by the Buyer, the Sellers shall, and shall cause their respective Affiliates, if any, to, cooperate in the preparation of all Tax Returns to the extent that the Sellers, or its Affiliates (as relevant), has Knowledge or information relevant thereto unavailable to the Buyer or its respective auditors or tax advisers and shall provide, or cause to be provided, to the Buyer any records or other information within the Sellers’ possession or control requested by the Buyer in connection therewith as well as access to, and the cooperation of, the auditors and tax advisors , if any, of the Sellers. The Sellers and the Buyer shall give prompt notice to each other of any proposed adjustment to Taxes relating to any Tax Return that includes liabilities for Taxes attributable to any period on or prior to the Closing within the Knowledge of the Buyer, the Sellers, their respective Affiliates (as relevant), or their respective auditors or tax advisers. Each Party shall cooperate with the other in connection with any Tax investigation, audit, or other proceeding to the extent that the Buyer, the Sellers, their respective affiliates (as relevant) or their respective auditors or tax advisers has Knowledge or information relevant thereto unavailable to the other party or its respective auditors or tax advisers; provided, however, that on or before the Closing Date, the Sellers shall not permit any Lien to be created or to continue upon any property or assets of the Company or the Target except for Permitted Liens. A Party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this Section 5.10.

(d)	The Buyer and the Sellers shall retain or cause to be retained all Tax Returns and all books and records within their respective possession attributable to Taxes of the Company or any of its Target for any periods prior to the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations for the Tax in question (and, to the extent notified by the Buyer or the Sellers, any waiver or extension thereof) of the respective Tax Returns, and abide by all record retention agreements entered into with any Governmental Entity.

(e)	[RESERVED]

(f)	[RESERVED]

(g)	[RESERVED]

(h)	As follows, the Sellers shall assume responsibility for liability for VAT arising from pre-Closing transactions of the Target (“Pre-Closing VAT”) and any penalties and fines imposed by the relevant Governmental Authorities arising from failure to report and pay such Pre-Closing VAT in a timely manner (“VAT Penalties”):

(i)	to the extent that applicable VAT Penalties are not duly accrued in the Closing Balance Sheet and correspond to Pre-Closing VAT – assessable revenue and corresponding Pre-Closing VAT that are duly accrued in the Closing Balance Sheet.

(ii)	to the extent that Pre-Closing VAT – assessable revenue is duly accrued but the corresponding Pre-Closing VAT liability is not duly accrued on the Closing Balance Sheet; and

(iii)	to the extent that neither Pre-Closing VAT – assessable revenue nor corresponding Pre-Closing VAT is duly accrued in the Closing Balance Sheet, the Sellers shall bear responsibility for any corresponding VAT Penalties.

For the sake of clarity, all claims for Pre-Closing VAT and VAT Penalties shall, in the Buyer’s discretion, be subject to the indemnity claims procedures of Article 6 or be incorporated into the calculation of the Net Working Capital and form a basis for a downward working capital adjustment to the Purchase Price pursuant to Section 1.4.

(i)	In the case of any Taxes subject to a Straddle Period Tax Return, the portion of Taxes attributable to the Company or the Target for any period prior to the Closing will be computed by using a closing of the books method as if such taxable period ended on the Closing Date. A “Straddle Period Tax Return” is a Tax Return pertaining to a period of time beginning prior to the Closing Date and ending after the Closing Date.

5.11	Notice to Buyer of Certain Circumstances.

The Sellers shall promptly notify the Buyer, if any Seller obtains Knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, (ii) any material failure of the Sellers, the Company, or of the Target, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be completed with or satisfied by it under this Agreement, or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties or the conditions or obligations hereunder.

5.12	Reasonable Efforts.

The Parties will, and hereby undertake to, use all commercially reasonable efforts to take such steps as are necessary or appropriate to satisfy the conditions to Closing set forth in Section 2.2 and Section 2.3 and to otherwise effect the transactions contemplated in this Agreement in a timely manner.

5.13	Further Assurances.

In order to more fully assure each other of the benefits contemplated under this Agreement, the Sellers, the Buyer and the Company agree to execute and provide to the other Party, both before and after the Closing, such instruments, confirmations of fact, records, certificates, and other documents and things (including amendments and supplements to this Agreement) as may be reasonably requested by the other Party to effectuate the transactions contemplated by this Agreement.

5.14	[RESERVED]

5.15	[RESERVED]

5.16	Exclusivity.

Until such time as this Agreement is terminated pursuant to Article 7 of this Agreement, neither Sellers nor the Company shall (and Sellers and the Company shall cause their respective Affiliates, representatives, officers, managers, employees, directors and agents not to), directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company or Target, (b) merger or consolidation involving the Company or Target, (c) purchase or sale of any assets, Capital Stock (or any rights to acquire, or securities convertible into or exchangeable for, any such Capital Stock) of the Company or Target (other than the purchase and sale of inventory and the purchase of capital equipment in the ordinary course of business consistent with past custom and practice), or (d) similar transaction or business combination involving the Company or Target or their business or assets (each of the foregoing transactions described in clauses (a) through (d), a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing. Sellers and the Company agree to notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction. If any of the provisions of this Section 5.16 are breached and the transactions contemplated hereby are not consummated for any reason, the Company shall (and Sellers shall cause the Company to) promptly reimburse Buyer and its Affiliates for all out-of-pocket fees and expenses incurred before or after the date of this Agreement by Buyer and its Affiliates related to the transactions contemplated hereby, including fees and expenses of legal counsel, accountants and other consultants and advisors retained by Buyer and its Affiliates in connection with the transactions contemplated hereby. The foregoing provisions are in addition to, and not in derogation of, any statutory or other remedy that Buyer and its Affiliates may have for a breach of this Section 5.16.

5.17	Investment Representations of the Sellers.

In connection with its acquisition of the Buyer Shares, the Sellers hereby represent and warrant to the Buyer as follows:

(a)	In evaluating the suitability of an investment in the Buyer, the Sellers have not relied upon any representations or other information (whether written or oral) from the Buyer, except as expressly set forth in this Agreement. The Sellers also acknowledge that they have relied solely upon, and have actually reviewed, the information contained herein, the reports, schedules, forms, statements and other documents filed by the Buyer under the Securities Act and the Exchange Act (collectively, the “SEC Reports”) and upon investigations made by the Sellers in making the decision to invest in the Buyer. The Sellers acknowledge that the SEC Reports have been filed with the U.S. Securities and Exchange Commission on EDGAR, an electronic database maintained by the U.S. Securities and Exchange Commission. The Sellers further acknowledge that EDGAR, the Electronic Data Gathering, Analysis, and Retrieval system, and documents filed on EDGAR, may be viewed at the following website address: http://www.sec.gov.

(b)	The Sellers recognize that any information furnished by the Buyer does not constitute investment, accounting, tax or legal advice. Moreover, the Sellers are not relying upon the Buyer with respect to the Sellers’ tax and other economic circumstances in connection with its investment in the Buyer. In regard to the tax and other economic considerations related to such investment, the Sellers have relied on the advice of, or has consulted with, only their own professional advisors.

(c)	The Sellers are aware that the Buyer Shares are being offered and sold by means of an exemption under the Securities Act as well as exemptions under certain state securities laws for nonpublic offerings, and that the Sellers make the representations, declarations and warranties as contained in this Agreement with the intent that the same shall be relied upon in determining their suitability as a purchaser of such Buyer Shares.

(d)	The Sellers are each an “Accredited Investor” as defined in Rule 501 of Regulation D of the Securities Act and have such knowledge and experience in financial and business matters that the Sellers are capable of evaluating the merits and risks of an investment in the Buyer and of making an informed investment decision.

(e)	The Sellers are aware that they cannot sell or otherwise transfer the Buyer Shares without registration under applicable securities laws or without an exemption therefrom, and is aware that the Sellers will be required to bear the financial risks of their purchase for an indefinite period of time because, among other reasons, the Buyer Shares have not been registered with any regulatory authority and, therefore, cannot be transferred or resold unless subsequently registered under applicable securities laws or an exemption from such registration is available. The Sellers also understand that, subject to Section 10.10 of this Agreement, the Buyer is under no obligation to register the Buyer Shares on their behalf or to assist them in complying with any exemption from registration under applicable state securities laws.

(f)	The Sellers recognize that no agency has recommended or endorsed the purchase of the Buyer Shares or passed upon the adequacy or accuracy of the information set forth herein, and that the Buyer is relying on the truth and accuracy of the representations, declarations and warranties made by the Sellers as contained herein in selling the Buyer Shares.

(g)	The Sellers have at all times been given the opportunity to obtain reasonably requested additional information, including, without limitation, the Company’s most recent SEC Reports, to verify the accuracy of the information received and to ask questions of and receive answers from certain representatives of the Buyer concerning the terms and conditions of the Sellers’ investment in the Buyer and the nature and prospects of the Buyer’s business.

(h)	The Sellers are purchasing the Buyer Shares for investment for their own account and not with a view to or for sale in connection with any distribution of the Buyer Shares to or for the accounts of others. The Sellers agree that they will not dispose of the Buyer Shares, or any portion thereof or interest therein; unless and until counsel for the Sellers shall have determined that the intended disposition is permissible and does not violate applicable securities laws.

(i)	The Sellers recognize that the purchase of the Buyer Shares is a speculative investment and any financial forecasts or other estimates which may have been made by the Buyer merely represent predictions of future events which may or may not occur and are based on assumptions which may or may not occur. As a consequence, such financial forecasts or other estimates may not be relied upon to indicate the actual results which might be attained. The Sellers have reviewed the SEC Reports, including all risk factors set forth therein, each of such risk factors are hereby incorporated by reference herein.

(j)	Each of the Sellers acknowledges that (i) the offer, issuance and sale to such Seller of the Buyer Shares is intended to be exempt from the registration requirements of the Securities Act, pursuant to the provisions of Regulation S ; (ii) it is not a “U.S. Person,” as such term is defined in Regulation S and in Exhibit A attached hereto; and (iii) the offer and issuance of the Buyer Shares by the Buyer has not taken place, and is not taking place, within the United States of America or its territories or possessions. The Sellers did not become aware of the offering of the Buyer Shares through “directed selling efforts” in the United States as defined under Regulation S; the Buyer Shares are not being purchased for the account or the benefit of a “U.S. Person”; and the Sellers are not a “distributor” of securities, as the term is defined in Regulation S, and is not a dealer in securities. The Sellers acknowledge that the offer and issuance of the Buyer Shares by the Buyer has taken place, and is taking place, in Hong Kong, in an “offshore transaction” as such term is defined by Regulation S.

(k)	The Sellers acknowledge and agree that, pursuant to the provisions of Regulation S, the Buyer Shares cannot be sold, assigned, transferred, conveyed, pledged or otherwise disposed of to any U.S. Person or within the United States of America or its territories or possessions for a period of six (6) months from and after the date of sale pursuant to this Agreement except pursuant to an exemption from the Securities Act and that the Buyer shall be required to refuse to register, and the Buyer does hereby covenant not to register, any transfer of the Buyer Shares not made in accordance with Regulation S.

(l)	The Sellers agree that it will not engage in hedging transactions involving the Buyer Shares unless such transactions are in compliance with the Securities Act.

(m)	If such person is a “dealer” or a person “receiving a selling concession fee or other remuneration” within the meaning of Regulation S promulgated under the Securities Act, the Sellers acknowledge that until the expiration of the one-year “restricted period” within the meaning of Rule 903 of Regulation S promulgated under the Securities Act, any offer or sale of the Buyer Shares shall not be made by such Seller to a U.S. Person or for the account or benefit of a U.S. Person within the meaning of Rule 902(k) promulgated under the Securities Act.

(n)	No consent, approval or authorization of or designation, declaration or filing with, any governmental authority or body is required in connection with the offer and sale of the Buyer Shares to the Sellers in any jurisdiction outside the United States under whose laws the Sellers or its interests are protected.

(o)	The Sellers acknowledge that the Buyer and others will rely upon the truth and accuracy of the foregoing representations, warranties and agreements and agrees that, if any of the representations, warranties and agreements made by any Seller is no longer accurate, such Seller shall promptly notify the Buyer.

(p)	The Sellers understand and agree that the certificate evidencing the Buyer Shares will bear legends substantially similar to those set forth below in addition to any other legend that may be required by applicable law, by the Buyer’s Articles of Incorporation or Bylaws, or by any agreement between the Buyer and the Sellers:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD ONLY PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT. THESE SECURITIES MAY NOT BE RE-OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

EXCEPT FOR ANY OFFER, SALE OR OTHER TRANSFER OF THESE SECURITIES MEETING ALL THE CONDITIONS SET FORTH IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT INCLUDING THE REQUIREMENT OF A SIX MONTH HOLDING PERIOD FOLLOWING THE LATER OF THE ACQUISITION OF THESE SECURITIES FROM THE COMPANY OR ANY AFFILIATE OF THE COMPANY, THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THESE SECURITIES, PRIOR TO THE DATE WHICH IS SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THESE SECURITIES, ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES TO A NON-U.S. PERSON THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) OR (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATES AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO THE COMPANY. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF FURTHER AGREES NOT TO ENGAGE IN HEDGING TRANSACTIONS INVOLVING THESE SECURITIES UNLESS SUCH TRANSACTIONS MEET THE REQUIREMENTS AND COMPLY WITH THE SECURITIES ACT.”

ARTICLE 6 INDEMNIFICATION

6.1	Survival of Representations and Warranties.

The representations and warranties of the Parties contained herein will each survive the Closing for a period of two (2) years, except that the representations and warranties contained in Sections 3.1 (Authorization and Good Standing; Organization), 3.5 (Capitalization; Ownership), 3.7 (Business Scope), 3.13 (Property Title) and 3.28 (Tax) as well as the ability of the Parties to assert claims based on actual or constructive fraud or intentional misrepresentation (“Fraud Claims”) will each survive the Closing for any applicable statute of limitation. The ability of the Buyer Indemnitees to assert claims based on any Enumerated Claim shall also survive the Closing for any applicable statute of limitation. The expiration of the survival periods of the representations and warranties, Fraud Claims and Enumerated Claims provided herein will not affect the rights of a Party in respect of any claim made by such Party in a writing sent to the other Party before such expiration of the applicable survival period.

6.2	Indemnity.

(a)	The Sellers shall, jointly and severally, indemnify, defend and hold the Buyer and its Affiliates, the Company, the Target, and each of their respective officers, directors, shareholders and employees (collectively, “Buyer Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs, penalties, fines and reasonable expenses (including reasonable attorneys’ fees and expenses and costs to investigate) (each, a “Damage” and collectively, “Damages”) arising out of or resulting from:

(i)	any breach of any representation or warranty (facts alleged by a third party that, if true, would constitute a breach), agreement or covenant made by the Sellers in this Agreement or any statement, document, exhibit or certification furnished by the Sellers pursuant to the terms of this Agreement, or the nonperformance of any covenant or obligation to be performed by the Sellers (or which any Seller was to cause to be performed) pursuant to this Agreement ;

(ii)	any liability relating to or arising out of any claims against the Company, the Target or the Sellers by any Person having owned any equity interest in either (i) the Target or (ii) the Company prior to the Closing;

(iii)	any claims made by third parties on the basis that they are assignees, successors, heirs or beneficiaries of actual and potential debts, loans and claims against the Company or the Target by the Sellers incurred on or before the Closing, together with all PRC Taxes paid or payable by either the Company or the Target arising from the waiver or release of such debts;

(iv)	any failure by the Sellers to fulfill any of such Party’s obligations, undertakings, covenants, or commitments under this Agreement, which failure causes the Buyer to incur any Damages;

(v)	any actions, suits, proceedings, demands, judgments, costs, legal fees and other reasonable expenses incident or related to any of the foregoing;

(vi)	any Enumerated Claims; and

(vii)	any Disposition Costs.

(b)	The Buyer and the Company shall, jointly and severally, indemnify, defend and hold harmless the Sellers and each of their respective officers, directors, shareholders and employees from and against any and all Damages arising out of or resulting from:

(i)	any untruth, inaccuracy or breach of any representation or warranty (facts alleged by a third party that, if true, would constitute a breach), agreement or covenant made in this Agreement by Buyer or in any statement, document, exhibit or certification furnished by the Buyer pursuant hereto, or the nonperformance of any covenant or obligation to be performed by Buyer (or which Buyer was to cause to be performed) pursuant to this Agreement (determined for purposes of this Article 6 without regard to any qualifications as to materiality);

(ii)	any failure by the Buyer to fulfill any of its obligations, undertakings, covenants or commitments under this Agreement, which failure causes the Sellers to incur any Damages;

(iii)	any actions, suits, proceedings, demands, judgments, costs, legal fees and other expenses incident to any of the foregoing; and

(iv)	subject the obligations of Sellers under Section 5.10(h), Taxes of the Company and the Target arising from transactions and business conducted during all taxable periods beginning after the Closing Date and the portion beginning after the Closing Date for any Straddle Period Tax Return, Buyer’s portion of Transfer Taxes, if any, as provided in Section 5.8, and Pre-Closing VAT and VAT Penalties which are the responsibility of Buyer pursuant to Section 5.10(h).

6.3	Procedures.

(a)	If the Sellers or the Buyer or the Company shall have incurred any Damages for which such Party wishes to seek indemnity under this Article 6 (the “Indemnified Party”), then such Indemnified Party will notify the other Party in writing (the “Indemnifying Party”), within sixty (60) days from the date either such Party (or in the case of a Party which is an entity, a responsible officer) has Knowledge of the subject Damage, specifying in reasonable detail the nature of such Damages and the amount or the estimated amount thereof to the extent then known (which estimate will not be conclusive of the final amount of such Damages) (the “Claim Notice”); provided, however, that any delay or failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to the Indemnified Party under this Article 6 unless, and only to the extent that, such delay or failure to notify prejudices the Indemnifying Party hereunder or increases its indemnity obligations hereunder.

(b)	If the Indemnified Party has a claim against the Indemnifying Party directly that does not involve a claim by a third party asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall give the Indemnifying Party reasonable access during normal business hours to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim. If the Indemnifying Party does not notify in writing the Indemnified Party within sixty (60) days from the date on which the Claim Notice is duly given (the “Notice Period”) disputing such claim, then the Indemnifying Party will be liable for the amount of any Damages that may arise therefrom or be related thereto. If the Indemnifying Party notifies in writing the Indemnified Party within the Notice Period, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved according to Section 8.2.

(c)	If the Indemnified Party has a claim against the Indemnifying Party that involves a claim or demand being asserted against or sought to be collected from the Indemnified Party by a third party that if prosecuted successfully would be a matter for which such Indemnified Party is entitled to indemnification under this Article 6, then the claims for indemnification by the Indemnified Party will be asserted and resolved as follows:

(i)	The Indemnified Party will send a Claim Notice with respect to such claim to the Indemnifying Party as promptly as practicable following the receipt by the Indemnified Party of such claim or demand; provided, however, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to the Indemnified Party under this Article 6 unless, and only to the extent that, such failure to notify prejudices the Indemnifying Party hereunder or increases its indemnity obligations.

(ii)	The Indemnifying Party will notify the Indemnified Party within the Notice Period (A) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim or demand and (B) whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand. If the Indemnifying Party does not notify the Indemnified Party in writing within the Notice Period that the Indemnifying Party disputes its liability to the Indemnified Party, then the Indemnified Party may undertake the defense, compromise and settlement of such claim or demand in any manner which the Indemnified Party deems is reasonable with counsel of its own choosing. Unless the Indemnifying Party has failed to fulfill its obligations under this Article 6, no admission of liability or settlement by the Indemnified Party of a third party claim or demand will be made without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(iii)

If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such claim or demand, then, except as provided below, the Indemnifying Party shall have the right to defend (at its sole cost and expense) the Indemnified Party by appropriate proceedings and utilizing legal counsel reasonably acceptable to the Indemnified Party, will use commercially reasonable efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid any risk of the Indemnified Party becoming subject to any injunctive or other equitable order for relief or to liability for any other matter, and will control the conduct of such defense; provided, however, that the Indemnifying Party will not be entitled to assume the defense of any such proceeding unless the Indemnifying Party has accepted and assumed in writing the Indemnifying Party’s obligation to indemnify the Indemnified Party with respect to Damages arising from or relating to such proceeding, and that the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release (in form and substance reasonably satisfactory to the Indemnifying Party) from all liability in respect of such claim or litigation. Furthermore, the Indemnifying Party will not be entitled to assume the defense of any proceeding if the claim seeks any relief other than money damages, including any type of injunctive or other equitable relief. If the Indemnifying Party assumes the defense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof provided that if the defendants in any such claim or demand include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party will have reasonably concluded that there may be legal defenses or rights available to the Indemnified Party that are different from, in actual or potential conflict with, or additional to those available to the Indemnifying Party, then the Indemnified Party will have the right to select one law firm to act at the

Indemnifying Party’s expense as separate counsel on behalf of the Indemnified Party. In addition, if the Indemnified Party desires to participate in, but not control, any defense or settlement, it may do so at its sole cost and expense, including, but not limited to, by having one or more of its representatives present at any and all meetings and participating in any and all communications (whether oral or written) with any Governmental Entity or other third party in relation to any such claim or demand. Prior to undertaking the defense of any claim or demand, the Indemnifying Party’s selection of legal counsel and/or tax advisors assisting it with the defense of any such claim or demand shall first be approved by the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed.

(iv)	Before the Indemnifying Party settles any claim or demand the defense of which it has assumed control, the Indemnifying Party will obtain the Indemnified Party’s approval, confirmed in writing in accordance with the notice provisions hereof, which approval will not be unreasonably withheld or delayed.

6.4	Determination of Damages

Indemnification payments under this Article 6 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Damages, the Indemnified Party shall pay the amount of such Tax Benefits to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party; provided, however, that no payment shall be made for any Tax Benefits not so recognized by December 31, 2012. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative current liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Damages for all taxable years, is less than the Indemnified Party’s actual cumulative current liability for Taxes through the end of such taxable year, calculated by not taking into account any Tax items attributable to the Damages for all taxable years.

6.5	Remedies

The indemnification provided in this Article 6 shall be the sole and exclusive post-Closing remedy available to any Party for Damages arising from misrepresentations (other than Fraud Claims) or breaches of representations and warranties contained in this Agreement. Each Party hereto shall take all reasonable steps pursuant to applicable Law to mitigate its claims for Damages under this Article 6 after becoming aware of any event which could reasonably be expected to give rise to any Damages. None of the Parties hereto shall be liable under this Article 6 for any consequential or punitive damages (other than consequential or punitive damages payable to a third party).

6.6	Conditions and Limitations

Notwithstanding any other provisions in this Article 6, the recovery by the Buyer from the Indemnifying Party for any Damages under this Article 6 shall be subject to the following conditions and limitations:

(a)

With respect to claims under this Article 6 for misrepresentations or breaches of representations and warranties, the Indemnified Party shall not be entitled to recover from the Indemnifying Parties unless and until the total amount of all Damages indemnifiable hereunder exceeds US$100,000 provided that when such amount is exceeded, the Indemnifying Parties shall be liable for all amount including the first US$100,000. Notwithstanding the preceding sentence, the Enumerated Claims shall not be subject to the conditions and limitations set forth in this Section 6.6(a).

(b)	The Sellers’ total liability for any Damages under this Article 6 for misrepresentations or breaches of representations and warranties (other than those enumerated in (i) below) and for Enumerated Claims shall not exceed the Holdback Shares, provided however, there shall be no limitation on the amount of recovery for other Damages, including those arising from or in connection with

(i)	misrepresentations or breaches, in whole or in part, of any the following representations and warranties:

3.1	(Authorization and Good Standing)

3.5	(Capitalization; Ownership)

3.7	(Business Scope)

3.13	(Property Title)

5.17	(Investment Representations of the Sellers); or

(ii)	Disposition Claims.

(c)	The Indemnifying Party shall not be liable for any Damages unless a Claim Notice has been sent by the Indemnified Party prior to the expiration of the applicable survival period relevant to such claim set forth in Section 6.1; provided however, each applicable survival period shall, subject to the relevant statutes of limitation under applicable Law, be deemed extended in the event the sixty (60) day period specified in Section 6.3(a) began to run prior to the expiration of the applicable survival period.

(d)	The Indemnifying Party shall not be liable for any Damages under this Article 6 or for Enumerated Claims to the extent such Damages (i) represent liabilities that have been accrued and included in the calculation that is final and binding on the Parties of Net Working Capital as of the Closing Date, (ii) arise solely out of changes after the Closing in Legal Requirements or interpretations or applications thereof (it being agreed that any changes in the prevalence of enforcement of a Legal Requirement shall not be deemed to be a change in the application of a Legal Requirement); or (iii) are duplicative of Damages that have previously been recovered hereunder.

6.7	Consultation With Sellers

If following the Closing the Buyer in its good faith judgment believes it is appropriate to approach, or to cause the Company or the Target to approach, any relevant Government Authority to disclose or consult on matters which may become the subject of a claim hereunder, then the Buyer shall provide Sellers with at least ten (10) business days’ prior written notice, unless otherwise required by applicable law, of its intention to do so, and if requested in writing by Sellers, shall consult with Sellers during such notice period regarding Buyer’s intention to make such an approach. Following such consultation period the Buyer may in its discretion then approach such Governmental Authority and shall provide Sellers with prompt notice should Buyer make such an approach. This Section 6.7 shall not otherwise prejudice the rights of the parties under this Article 6.

6.8	Holdback Shares.

The Holdback Shares shall be available to compensate, and serve as security for, the Buyer with respect to any Indemnity Claim during the Holdback Period. In the event an Indemnity Claim of the Buyer arises under this Agreement during the Holdback Period, the Buyer may sell, on behalf of the Sellers, an amount of the Holdback Shares on the open market sufficient to satisfy such claim and shall have sole discretion with respect to the timing of such sale. For the avoidance of doubt, the release of the Holdback Shares upon the end of the Holdback Period shall not in any way affect the right of the Buyer to seek indemnity from the Sellers pursuant to this Agreement. Holdback Shares released from holdback pursuant to this Agreement shall remain subject to the same transfer restrictions and vesting schedule as described in Section 1.2(b).

ARTICLE 7 TERMINATION

7.1	Grounds for Termination.

This Agreement and the transactions contemplated hereby may be terminated at any time before the Closing:

(a)	by mutual written agreement of the Buyer and the Sellers;

(b)	by the Sellers, if the Buyer has breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, which breach (i) would give rise to the failure of a condition set forth in Section 2.3, (ii) has not been cured within thirty (30) days of the receipt by the Buyer of a written notice from the Sellers setting out details of the breach and requiring it to be remedied and (iii) has not been waived by the Sellers;

(c)	by the Buyer, if the Sellers have breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, which breach (i) would give rise to the failure of a condition set forth in Section 2.2, (ii) has not been cured within thirty (30) days of the receipt by the Sellers of a written notice from the Buyer setting out details of the breach and requiring it to be remedied and (iii) has not been waived by the Buyer;

(d)	by the Sellers if the Closing Date shall not have occurred on or before the three-month anniversary (or the last day of an extension period if so extended pursuant to Section 2.1) the Effective Date hereof for any reason other than the failure of the Sellers to perform its obligations hereunder in any material respect or the breach by the Sellers of its representations or warranties contained in this Agreement in any material respect;

(e)	by the Buyer if the Closing Date shall not have occurred on or before the three-month anniversary (or the last day of an extension period if so extended pursuant to Section 2.1) the Effective Date hereof for any reason other than the failure of the Buyer to perform its obligations hereunder in any material respect or a breach by the Buyer of its representations or warranties contained in this Agreement in any material respect;

(f)	by the Buyer if, after the date hereof, there shall have been a Material Adverse Effect or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in a Material Adverse Effect; except to the extent that the Sellers, the Company and the Target are capable of taking action to cure the Material Adverse Effect of such change or such event and the Sellers, the Company and the Target have taken such action (to the reasonable satisfaction of the Buyer) within thirty (30) days following the earlier to occur of the Company’s discovery of such change or event and receipt by the Company of a written notice from the Buyer that such a change or such an event has occurred.

(g)	by the Buyer if any condition set forth in Section 2.2 has not been satisfied in the Buyer’s discretion on the three-month anniversary (or the last day of an extension period if so extended pursuant to Section 2.1).

7.2	Procedure and Effect of Termination.

(a)	Upon termination of this Agreement under Section 7.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement (other than the provisions of Section 5.3 and Articles 8 and 9, which shall survive termination hereof) shall terminate without further action by any of the Parties.

(b)	If this Agreement is terminated as provided herein, no Party shall have any liability or further obligation to any other Party to this Agreement, except with respect to Section 5.3 and Articles 8 and 9 and except to the extent the termination is the result of a willful breach by the Party of a representation, warranty, or covenant contained in this Agreement, in which case the non-breaching Party may pursue any legal or equitable remedies to which it may be entitled.

ARTICLE 8 GOVERNING LAW AND DISPUTE RESOLUTION

8.1	Governing Law.

This Agreement shall be governed by and interpreted according to the Laws of the State of Florida without regard to its rules regarding conflict of Laws.

8.2	Dispute Resolution.

(a)	All disputes, controversies or differences arising out of or related to this Agreement that are not settled by mutual agreement through friendly consultations within sixty (60) days from the date when written notice shall have been delivered by any Party to the Agreement identifying such dispute shall be exclusively and finally settled by arbitration. Said arbitration shall be conducted in the Hong Kong Special Administrative Region of the PRC (“Hong Kong”) under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) under the UNCITRAL Arbitration Rules in force at the date of this Agreement in accordance with the HKIAC Procedures for the Administration of International Arbitration, except as such rules may be modified by this Section 8.2.

(b)	The arbitration shall be conducted by a tribunal of three arbitrators, none of whom may be a national of the country of incorporation or citizenship of any Party hereto, appointed in accordance with the following procedures. Each Party hereto shall choose one (1) arbitrator each within thirty (30) days of being served with a notice of commencement of arbitral proceedings (“Arbitration Notice”), and such arbitrators shall agree upon a third arbitrator within sixty (60) days after being served with an Arbitration Notice. If the two initial arbitrators fail to come to an agreement in respect of the nomination of the third arbitrator within such time frame, the third arbitrator shall, at the request of either party, be nominated by the Secretary General of the HKIAC in accordance with the HKIAC’s procedures for arbitration in force on the date hereof. The arbitral proceedings shall be conducted in the English language and shall be kept strictly confidential. While the arbitral proceedings are pending, neither party nor their attorneys and representatives shall engage in any ex-parte communications with the arbitrators.

(c)

The arbitrators are authorized to reach a ruling and make an award which may be for money damages and/or may enjoin or proscribe specific actions by the Parties, provide such award shall be consistent with the provisions of this Agreement. The decision of the arbitration tribunal shall be rendered by majority vote of the arbitrators and shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction, and no party shall seek redress against the other in any court or tribunal, except solely for the purpose of obtaining execution of the arbitral award or of obtaining a judgment consistent with the award. The arbitrators shall be guided by the terms and conditions of this Agreement which shall be binding upon them. Each party shall bear its own costs (including the cost of its party-appointed arbitrator, and one half of the third arbitrators fees and expenses) and expenses of the arbitration, including attorneys’ fees and expert witness fees, if any, but subject to the following sub-section (d) in the event of injunctions or other equitable relief; provided that, the losing Party in any arbitration shall be responsible for paying the HKIAC arbitration filing fees, costs and expenses.

(d)	The Parties recognize and agree that in the event of breaches or threatened breaches of certain Section 5.3 (Confidentiality), Section 5.4 (Non-Interference) and Section 5.5 (Covenant Not to Compete), the non-breaching Party will be harmed, or is likely to be harmed, to such an extent that monetary damages alone would be an inadequate remedy. In the event of such breaches or threatened breaches the non-breaching Party, in addition to permanent injunctive relief, is entitled to a preliminary injunction or other appropriate interim equitable relief restraining such breach, without showing or proving any actual damage, or posting security, together with recovery of reasonable attorney’s fees and other costs incurred in obtaining said equitable relief, until such time as a final and binding determination is made by the arbitrators. When issuing an award for equitable relief hereunder, the arbitrators shall articulate their findings which form a basis for the award in writing in sufficient detail to support granting of equitable relief by any court in which the prevailing Party seeks to enter and enforce such award. The foregoing equitable remedies are in addition to, and not in lieu of, all other remedies or rights that Parties might otherwise have by virtue of any breach of this Agreement by any other Party.

ARTICLE 9 THE SHAREHOLDERS REPRESENTATIVE

9.1	The Shareholders Representative

(a)	Appointment. Effective upon the date of this Agreement and without any further action by the Sellers, the Company and the Sellers hereby appoint Ming-Chih Huang as agent and attorney-in-fact (the “Shareholders Representative”) for and on behalf of the Sellers. To the fullest extent permitted by applicable law, the Shareholders Representative shall have full power and authority to represent all of the Sellers and their successors with respect to all matters arising under this Agreement, and all actions taken by the Shareholders Representative hereunder and thereunder shall be binding upon all such Sellers as if expressly confirmed and ratified in writing by each of them, and none of the Sellers shall have the right to object, dissent, protest or otherwise contest the same. The Shareholders Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of the Sellers as if the Sellers were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement by the Shareholders Representative or any Sellers, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto or thereto, defending all indemnity claims against the Sellers pursuant to Article 6 of this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Buyer and its agents regarding such claims, dealing with Buyer under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Shareholders Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof on behalf of all of the Sellers.

(b)	Authorization. By their approval and adoption of this Agreement, the Sellers hereby authorize the Shareholders Representative, on the Sellers’ behalf, to: (i) receive all notices or documents given or to be given to any of the Sellers by Buyer pursuant hereto or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement; (ii) deliver to Buyer at the Closing all certificates and documents to be delivered to Buyer by any of the Sellers pursuant to this Agreement, together with any other certificates and documents executed by any of the Sellers and deposited with the Shareholders Representative for such purpose; (iii) engage counsel, and such accountants and other advisors for any of the Sellers and incur such other expenses on behalf of any of the Sellers in connection with this Agreement and the transactions contemplated hereby or thereby as the Shareholders Representative may in its sole discretion deem appropriate; and (iv) take such action on behalf of any of the Sellers as the Shareholders Representative may in its sole discretion deem appropriate in respect of (A) taking such other action as the Shareholders Representative or any of the Sellers is authorized to take under this Agreement, (B) receiving all documents or certificates and making all determinations, on behalf of any of the Sellers, required under this Agreement, (C) all such other matters as the Shareholders Representative may in its sole discretion deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby and thereby and (D) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article 6 and any waiver of any obligation of Buyer. All actions, decisions and instructions of the Shareholders Representative shall be conclusive and binding upon all of the Sellers, and no Seller shall have any claim or cause of action against the Shareholders Representative, and the Shareholders Representative shall have no liability to any Seller, for any action taken, decision made or instruction given by the Shareholders Representative in connection with this Agreement, except in the case of the Shareholders Representative’s gross negligence or willful misconduct. The Shareholders Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Shareholders Representative in accordance with such advice, the Shareholders Representative shall not be liable to the Sellers.

(c)	Indemnification of Shareholders Representative; Compensation. The Shareholders Representative shall be indemnified for and shall be held harmless by the Sellers (but not out of the Holdback Shares) against any loss, liability or expense incurred by the Shareholders Representative relating to the Shareholders Representative’s conduct in its capacity as Shareholders Representative, other than such losses, liabilities or expenses resulting from the Shareholders Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement. The indemnification under this Section 9.1(c) shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be the responsibility of the Sellers (but not out of the Holdback Shares), and Buyer shall have no liability therefor. The Shareholders Representative shall not receive any compensation for its services hereunder.

(d)	Access to Information. Subject to any attorney-client or similar legal privileges, Buyer and the Company shall provide the Shareholders Representative reasonable access, subject to appropriate confidentiality restrictions, to information relating to any Indemnity Claim that is in the possession or control of Buyer, and the Company shall make available the reasonable assistance its officers and employees for purposes of performing the Shareholders Representative’s duties under this Agreement, including for the purpose of evaluating any Indemnity Claim; provided that the Shareholders Representative shall treat confidentially and shall not disclose any nonpublic information from or concerning any Indemnity Claim to any Person (other than, on a need-to-know basis, to (i) the Shareholders Representative’s attorneys, accountants or other advisers, (ii) the Sellers and (iii) any arbitrators appointed to resolve disputes pursuant to this Agreement).

(e)	Reasonable Reliance. In the performance of its duties hereunder, the Shareholders Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Seller or Buyer. The Shareholders Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(f)	Attorney-in-Fact. The Shareholders Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement in the absolute discretion of the Shareholders Representative and in general to do all things and to perform all act. This power of attorney and all authority hereby conferred is granted and shall be irrevocable coupled with an interest and shall not be terminated by any act of any Seller, by operation of law (whether by such Seller’s death, disability protective supervision) or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Seller hereby renounces its, his or her right to renounce this power of attorney unilaterally before the complete distribution of the Holdback Shares. Notwithstanding the power of attorney granted in this Section 9.1(f), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Sellers having signed or given such directly instead of the Shareholders Representative.

(g)	Liability. If the Shareholders Representative is required by the terms of this Agreement to determine the occurrence of any event or contingency, the Shareholders Representative shall, in making such determination, be liable to the Sellers only for his proven gross negligence or willful misconduct as determined in light of all the circumstances, including the time and facilities available to him in the ordinary course of business consistent with past practice. In determining the occurrence of any such event or contingency, the Shareholders Representative may request from any of the Sellers such reasonable additional evidence as the Shareholders Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency and may at any time inquire of and consult with others, including any of the Stockholders. The Shareholders Representative shall not be liable to any Stockholders for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

(h)	Orders. The Shareholders Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Holdback Shares. If any portion of the Holdback Shares is disbursed to the Shareholders Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then the Shareholders Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree of which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action. If the Shareholders Representative complies with any such order, writ, judgment or decree, the Shareholders Representative shall not be liable to any of the Seller by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(i)	Actions of Shareholders Representative. Any action taken by the Shareholders Representative pursuant to the authority granted in this Section 9.1 shall be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, any Seller.

(j)	Reliance. Each of Buyer, the Company and their Affiliates shall not be obligated to inquire into the authority of the Shareholders Representative, and each of them shall be fully protected in dealing with the Shareholders Representative hereunder.

(k)	Binding Appointment. The provisions of this Agreement, including this Article 9, shall be binding upon each Seller and the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to the Seller shall mean and include the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE 10 MISCELLANEOUS

10.1	Notices.

All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, internationally recognized courier by air service or facsimile transmission.

Notices to the Company, Sellers and Shareholders Representative:

(prior to the Closing)	(following the Closing — for the Shareholders Representative only)

No. 339, Hua Qing Street, Qinghu Community, Longhua Sub-district, Baoan District, Shenzhen, P.R.C. Attention: Ming-Chih Huang Telephone: 0755-28122111 Telecopy: 0755-28122604	No. 339, Hua Qing Street, Qinghu Community, Longhua Sub-district, Baoan District, Shenzhen, P.R.C. Attention: Ming-Chih Huang Telephone: 0755-28122111 Telecopy: 0755-28122604

with a copy to (which shall not constitute notice to the Company or Shareholders Representative):

No. 8, Lane 492, Ba De Street, Shulin City, Taibei County, Taiwan Attention: Meiling Que Telephone: 886-2-26805001 Telecopy: 886-2-26805605

Notices to the Buyer:

(prior to the Closing)	(following the Closing — for the Company and Buyer)

Turbine Truck Engines, Inc. 917 Biscayne Boulevard, Suite 6 Deland, Florida 32724 Telephone: (386) 943-8358 Telecopy: (386) 943-6232	Turbine Truck Engines, Inc. 917 Biscayne Boulevard, Suite 6 Deland, Florida 32724 Telephone: (386) 943-8358 Telecopy: (386) 943-6232

with a copy to (which shall not constitute notice to the Company or the Buyer):

Greenberg Traurig, P.A. 450 South Orange Ave., Suite 650 Orlando, FL 32801 Attn: Andrew R. Finkelstein, Esq. Telephone:(407) 420-1000 Telecopy:(407) 450-5909

All such notices and communications shall be deemed to have been duly given: When delivered by hand, if personally delivered; if delivered by courier, three (3) Business Days after being dispatched; and, if sent by facsimile transmission, when receipt confirmed. Any of the above address may be changed by notice given in accordance with this Section 10.1.

10.2	Amendment and Waivers.

This Agreement may be amended, waived or modified only with the prior written consent of each of the Parties hereto. For the avoidance of doubt, the waiver by the Buyer or the Sellers of its/their respective closing conditions does not require any prior written consent of the other Party/Parties.

10.3	Severability.

Any provision of this Agreement which may be deemed invalid, illegal or unenforceable in any jurisdiction as a result of any final and binding dispute resolution proceeding provided for herein shall, or otherwise declared by a court of competent jurisdiction to be invalid, illegal or unenforceable, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction; provided however, that no such ineffectiveness shall be recognized hereunder if it would effect a material change in the construction or interpretation of this Agreement to the detriment of any Party.

10.4	Entire Agreement.

This Agreement together with all Schedules, Exhibits and other agreements attached hereto or referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof. There are no terms, conditions, restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in such documents with respect to the subject matter of this Agreement. This Agreement together with all Schedules, Exhibits and other agreements attached hereto or referenced herein supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

10.5	Waiver.

To the extent permitted by the applicable Law, failure or delay on the part of any Party hereto to exercise a right, power or privilege under this Agreement and the appendices hereto shall not operate as a waiver thereof; nor shall any single or partial exercise of a right, power or privilege preclude any other future exercise thereof.

10.6	Governing Language.

This Agreement shall be executed in English and Chinese language versions, each of which shall have equal validity. However, in the event of any inconsistency between the two, the English language version shall govern and control (except that if there is any inconsistency between the English language version and the Chinese language version of the Disclosure Schedule, the Chinese language version shall prevail).

10.7	Counterparts.

This Agreement will be executed in four (4) originals in both Chinese and English. Each Party shall be provided two (2) fully executed originals hereof, respectively.

10.8	Additional Definitions and Rules of Interpretation.

As used in this Agreement:

(a)	“Affiliates” means with respect to any Parties of this Agreement, any other person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Party. “[c]ontrol” (including the term “controlled by” and “under common control with”) with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(b)	“Business Day” means any day other than a Saturday, Sunday or a day on which banks are required or authorized by Law to be closed in Meizhou, Guangdong Province, China, or the State of New York, USA.

(c)	“include,” “includes” and “including” each mean “including without limitation”.

(d)	“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator, either in connection with a specific proceeding or action and/or binding on one or more specific parties, or of general application.

(e)	“Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust or other legal entity, an unincorporated organization or a government or any department or agency thereof.

(f)	“Registered Capital” means the term as defined under PRC Laws, which generally refer to equity capitalization of a company.

(g)	All references to Legal Requirements are deemed to refer to such Legal Requirements as amended from time to time or as superseded by comparable Legal Requirements.

(h)	References herein to Articles, Sections, Schedules and Exhibits are to articles, sections, schedules and exhibits in and to this Agreement unless the context requires otherwise, and the Schedules and Exhibits to this Agreement shall be deemed to form part of this Agreement.

(i)	References to statutory provisions shall be construed as references to those provisions as amended to re-enacted or as their applications modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

(j)	The expressions “the Sellers” and “the Buyer” shall, where the context permits, include their respective successors, personal representatives and permitted assigns.

(k)	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

(l)	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

(m)	“Enumerated Claims” means:

(i)	with respect to Taxes of the Company and/or the Target:

(a) Taxes for all taxable periods ending on or before the Closing date and the portion through the end of the Closing Date for any Straddle Period Tax Return, except to the extent (i) such Taxes are accrued as a Tax liability and reflected in the calculation that is final and binding on the Parties of Net Working Capital as of the Closing Date (which for avoidance of doubt is subject to the Accountant’s Adjustment Determination, if any), or (ii) result from any act, transaction, omission or election of Buyer or transferees thereof made or occurring after the Closing Date other than (A) the filing of any Tax Return in a manner consistent with past practice or consistent with applicable law, (B) any reasonable settlement of a Tax audit or proceeding, (C) any actions required by applicable law or contemplated by this Agreement (including but not limited to actions undertaken in connection with Section 6.7 hereof), or (D) actions made in the ordinary course of business;

(b) the Sellers’ portion of Transfer Taxes, if any, as provided in Section 5.8; and

(c) Pre-Closing VAT and VAT Penalties which are the responsibility of the Sellers pursuant to Section 5.10(h);

(ii)	costs of remediation, compliance, fines or penalties arising in connection with failure to comply with Legal Requirements or Orders in respect of employees before the Closing in any of the following categories:

(A) mandatory social welfare contributions for the benefit of employees;

(B) contributions to the common housing fund;

(C) worker health and safety;

(D) overtime pay, maximum work hours and vacations; and

(E) labor union fees.

(iii)	all costs and expenses, including without limitation, costs of remediation, compliance, fines, penalties, increase in costs of procurement of alternate supply of products during any periods of disrupted operations, increased storage costs for inventory or supplies as well as costs associated with having to complete a move to a new location(s), increased logistics costs, costs of acquisition of alternate comparable leased premises and costs of any increase in rent over current rent, arising due to or flowing from (a) the fact that the buildings in which the Target’s operations are located, and the dormitories in which its employees are housed, have been constructed on land in respect of which “granted” land use rights (as such term is understood under applicable Law) have not been obtained, or (ii) the failure to obtain any inspection, fire, health, safety, planning, acceptance, completion permits or license required to be obtained by owner or lessor of leased industrial premises pursuant to applicable Legal Requirements; provided however, that Buyer shall only be entitled to assert Enumerated Claims falling within the scope of this sub-part 10.8(m)(iii) in respect of events occurring within two (2) years following the Closing Date.

(n)	“RMB” means Renminbi, the lawful currency of the People’s Republic of China (for purposes of this Agreement, excluding Hong Kong, Taiwan and Macao).

(o)	“Law” or “Laws” means laws, legislation, administrative regulations, formal judicial interpretations of the Supreme People’s Court of the PRC and government decrees and circulars with force of law that have been formally promulgated or published and are of general application within the geographical scope of their jurisdiction.

(p)	References to a statute or statutes of limitation hereunder shall be construed as meaning such statute or statutes as they may be tolled pursuant to applicable law.

(q)	“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or rights to purchase any of the foregoing.

(r)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

(s)	“Big Four” means Deloitte Touche Tohmatsu, Price Waterhouse Coopers, Ernst & Young or KPMG.

10.9	Assignment.

This Agreement shall not be assignable, in whole or in part, by any Party without the written consent of the other Parties, except that the Buyer may, without the consent of the Sellers, assign or delegate all or any portion of its rights and obligations under this Agreement to any Affiliate 100% owned by the Buyer. Any such party to which any right or obligation has been assigned or delegated shall be deemed to be the “Buyer” for purposes of such rights or obligations of this Agreement. Any attempted assignment or delegation in contravention hereof shall be null and void.

10.10	Registration Rights.

The Sellers will be entitled to “piggyback” registration rights with respect to two-sevenths (2/7) of the Buyer Shares, on all registration statements of the Buyer,

subject to the right, however, of the Buyer and its underwriters to reduce the number of shares proposed to be registered in their discretion. In all events, the shares to be registered by the Buyer will be reduced only after all other stockholders’ shares are reduced. The “piggyback” registration rights shall terminate with respect to any Seller upon the earlier to occur of: (i) the two-year anniversary of the Closing Date or (ii) when the Buyer Shares are eligible to be sold by such Seller under Rule 144 of the Securities Act.

10.11	Board Seat.

The Buyer agrees that after the consummation of the transactions contemplated hereunder, the Sellers shall have the right to designate one (1) person to the board of directors of Turbine Truck Engines, Inc. as the Sellers’ representative.

* * * * *

[THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement on the date first written above.

Buyer:

TURBINE TRUCK ENGINES, INC., a Nevada corporation

By:
Name:
Title:

Company:

HUA TEC ENTERPRISE CO., LTD., an international company incorporated in Samoa

By:
Name:
Title:

Sellers:

Ming-Chih Huang

Ming-Kun Huang

Shu-Chih Lee

Wei-Han Huang

Shareholders Representative:

Ming-Chih Huang

Confidential

SCHEDULES

TO

SHARE PURCHASE AGREEMENT

Schedule 1	Sellers’ Proportionate Interests
Schedule 2	Subsidiary
Schedule 2.2(i)	Excluded Properties
Schedule 3	Key Employees Signing Employment Contracts
Schedule 3.1(d)	Organizational Documents
Schedule 3.3(a)	Government Authorization
Schedule 3.5(a)	Company’s Capitalization & Ownership Chart
Schedule 3.5(f)	Individuals Whose Knowledge is Imputed
Schedule 3.10(e)	Proprietary Assets
Schedule 3.12(b)	Permitted Liens
Schedule 3.17(b)	List of Core Employees
Schedule 3.18	Material Board Actions and Transactions
Schedule 3.20	Auditable Statements
Schedule 3.28(l)	Tax Filings
Schedule 3.31	Powers of Attorney
Schedule 4	Disclosure Schedule
Schedule 5.5	Restricted Business

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Schedule 1

Sellers’ Proportionate Interests

Shareholders	Share	Percentage
Ming-Kun Huang (a/k/a Bob Huang)	2,100,000	35%
Shu-Chih Lee (a/k/a Tina Lee)	2,000,000	33.3%
Wei-Han Huang	1,300,000	21.7%
Ming-Chih Huang (a/k/a Soddy Huang)	600,000	10%
Total	6,000,000	100%

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Schedule 2

Subsidiary

Guangdong Kingtec Electrical Co., Ltd.

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Schedule 2.2(i)

Excluded Properties

Item	Certificate No.	Property Nature	Address
1	Yue Fang Di Zheng Zi C3232161	Old Factory	No. 71 Dong Fang Street, Shuizhai Town, Wuhua County*
2	C3232162	Old Factory	No. 71 Dong Fang Street, Shuizhai Town, Wuhua County*
3	C3232163	Old Factory	No. 71 Dong Fang Street, Shuizhai Town, Wuhua County*
4	C3232164	Old Factory	No. 71 Dong Fang Street, Shuizhai Town, Wuhua County*
5	C3232165	Old Factory	No. 71 Dong Fang Street, Shuizhai Town, Wuhua County*
6	C3232166	Old Factory	At the back of Electronic Factory’s old office building in Shuizhai Town, Wuhua County (No. 71 Dong Fang Street)*
7	C3232167	Old Factory	No. 71 Dong Fang Street, Shuizhai Town, Wuhua County*
8	C3232168	Old Factory Daba Dormitory	Qiao Tou, Daba Town, Wuhua County**
9	05 Jiao Deng 49158	Vacant Property	Room 104, 4 Jin Kun Street, Tian Shan Road, Tianhe District, Guangzhou**
10	Hua Fu Guo Yong (2004) Di 0017732	Vacant Industrial Use Land	Huacheng Town Development Zone

*	Properties listed in Item 1 - 7 are “Dongfang Property”. All sale price has been paid to Kingtec and Lisun will assume all relevant taxes.
**	Properties listed in Item 8 - 9 will be sold after the Closing. All sale price and related taxes will be paid to and assumed by Mr. Ming-Chih Huang.

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Schedule 3

Key Employees Signing Employment Contracts

Name	Position
Ming-Chih Huang/	Chairman
Ming-Kun Huang/	General Manager
Yanxian Liu/	Director of Executive Office
Weirong Zeng/	Executive Vice General Manager
Zhuqiang Liao/	Vice General Manager (Technology Department)
Shun Wen/	Vice General Manager (Business Department)

Confidential

Schedule 3.1(d)

Organizational Documents

Hua Tec Enterprise Co., Ltd.

Memorandum and Articles of Association (amended on December 3, 2003)

Certificate of Incorporation dated March 12, 2003

Guangdong Kingtec Electrical Co., Ltd.

Approval Certificate dated September 5, 2003

Articles of Association dated September 3, 2003

Business License dated November 8, 2007

Confidential

Schedule 3.3(a)

Government Authorization

Hua Tec Enterprise Co., Ltd.

Certificate of Incorporation dated March 12, 2003

Guangdong Kingtec Electrical Co., Ltd.

Approval Certificate dated September 5, 2003

Business License dated November 8, 2007

Tax Registration Certificate (State Tax) dated November 14, 2006

Tax Registration Certificate (Local Tax) dated February 20, 2007

Entity Code Registration Certificate

Foreign Exchange Registration Certificate

Customs Clearance Registration Certificate for Senders or Receivers of Goods

Exported or Imported dated October 13, 2003

Permit on Opening Bank Account dated April 25, 2005

High and New Technology Enterprise Recognition Certificate dated May 20, 2006

Confidential

Schedule 3.5(a)

Company’s Capitalization & Ownership Chart

Shareholders	Share	Percentage
Ming-Kun Huang (a/k/a Bob Huang)	2,100,000	35%
Shu-Chih Lee (a/k/a Tina Lee)	2,000,000	33.3%
Wei-Han Huang	1,300,000	21.7%
Ming-Chih Huang (a/k/a Soddy Huang)	600,000	10%
Total	6,000,000	100%

Confidential

Schedule 3.5(f)

Individuals Whose Knowledge is Imputed

Name	Position
Ming-Chih Huang/	Chairman
Ming-Kun Huang/	General Manager
Yanxian Liu/	Director of Executive Office
Weirong Zeng/	Executive Vice General Manager
Zhuqiang Liao/	Vice General Manager (Technology Department)
Shun Wen/	Vice General Manager (Business Department)
Zhihong Peng/	Vice Manager (Technology Department)
Guoqiang Liu/	Vice Manager (Administration Department)
Yuxin Li/	Section Chief (Production Section)
Shitai Diao/	Section Chief (Machine Section)
Xiangyang Liu/	Section Chief (Sourcing Section)
Desheng Xie/	Section Chief (QC Section)
Weixian Zhang/	Section Chief (Business Section)
Huiming Zhong/	Section Chief (General Affairs Section)
Wenfeng Huang/	Vice Section Chief (Production Section)
Jianping Zeng/	Vice Section Chief (R&D Section)
Tianhua Lai/	Vice Section Chief (QC Section)
Yuanhui Liu/	Vice Section Chief (Business Section)
Ronghua Li/	Group Leader (No. 1 Fitting Group)
Yuanwei Liu/	Group Leader (No. 3 Fitting Group)
Xingcun Wen/	Group Leader (No. 2 Fitting Group)
Shuixiang Wan/	Group Leader (No. 2 Machine Group)
Weidong Wei/	Group Leader (No. 3 Machine Group)
Muchang Zhang/	Group Leader (R&D Section)
Lizhong Xie/	Group Leader (Equipment Group)

Confidential

Menglin Lai/	Chemistry Measurement Group Leader (QC Section)
Qiongzhen Zhong/	QA Group Leader (QC Section)
Dongcheng Zeng/	Vice Group Leader (No. 1 Machine Group)
Xiaohui Xu/	Vice Group Leader (Sourcing Section)
Yaomo Lan/	Vice Group Leader (Materials Group)
Lijuan Zhong/	Vice Group Leader (Finance Section)
Zuoneng Zhou/	Monitor (General Affairs Section)
Shengyun Deng/	Monitor (General Affairs Section)
Xiangfu Gu/	Monitor (No. 3 Machine Group)
Junhua Lv/	Monitor (No. 3 Machine Group)
Liqin Huang/	Monitor (No. 2 Machine Group)
Ailan Li/	Monitor (No. 2 Machine Group)
Shigen Diao/	Monitor (No. 2 Machine Group)
Huakun Wan/	Monitor (No. 1 Machine Group)
Youwen Chen/	Monitor (No. 1 Machine Group)
Limao Li/	Monitor (No. 1 Machine Group)
Bo Zhong/	Monitor (No. 3 Fitting Group)
Huawen Chen/	Monitor (No. 3 Fitting Group)
Maohuan Chen/	Monitor (No. 2 Fitting Group)
Hui Li/	Monitor (No. 2 Fitting Group)
Lanfang Xue/	Monitor (No. 2 Fitting Group)
Xiaonong Zhong/	Monitor (No. 2 Fitting Group)
Yuewen Deng/	Monitor (No. 2 Fitting Group)
Donglin Huang/	Monitor (No. 1 Fitting Group)
Huasheng Deng/	Monitor (No. 1 Fitting Group)
Biaofan Chen/	Monitor (No. 1 Fitting Group)
Huiqiong Liao/	Monitor (No. 1 Fitting Group)
Chang Li/	Monitor (No. 1 Fitting Group)
Qiang Chen/	Monitor (Generator Group)

Confidential

Weizheng Li/	Monitor (Model Group)
Cixiang Liu/	Monitor (Materials Group)
Xinfang Deng/	Monitor (Materials Group)
Zuqian Tian/	Leader of Security Guard

Confidential

Schedule 3.10(e)

Proprietary Assets

Name	Content	Date/Valid Period
Exterior Design Patent Certificate	Magnetic Switches (Patent No. ZL 02305510.3)	issued on September 25, 2002
Trademark Registration Certificate	Registration No.: 216890	December 15, 2004 to December 14, 2014

Confidential

Schedule 3.12(b)

Permitted Liens

Guangdong Kingtec Electrical Co., Ltd. provides two pieces of land, which are used for factory building and dormitory at No. 188, Fenglin Village, Wuhua County, Meizhou, Guangdong, and four buildings, which are No. 1 factory building, No. 2 factory building, No. 3 factory building and office building (please refer to the following), as collateral for a revolving credit line capped at RMB10 million by Bank of China. Kingtec has borrowed RMB 5 million up to date. Please refer to Schedule 3.12(b) in the Chinese version of this Agreement, which contains the first and last pages of the revolving credit line contract,.

Confidential

Schedule 3.17(b)

List of Core Employees

Name	Position
Ming-Chih Huang/	Chairman
Ming-Kun Huang/	General Manager
Yanxian Liu/	Director of Executive Office
Weirong Zeng/	Executive Vice General Manager
Zhuqiang Liao/	Vice General Manager (Technology Department)
Shun Wen/	Vice General Manager (Business Department)
Zhihong Peng/	Vice Manager (Technology Department)
Guoqiang Liu/	Vice Manager (Administration Department)
Yuxin Li/	Section Chief (Production Section)
Shitai Diao/	Section Chief (Machine Section)
Xiangyang Liu/	Section Chief (Sourcing Section)
Desheng Xie/	Section Chief (QC Section)
Weixian Zhang/	Section Chief (Business Section)
Huiming Zhong/	Section Chief (General Affairs Section)
Wenfeng Huang/	Vice Section Chief (Production Section)
Jianping Zeng/	Vice Section Chief (R&D Section)
Tianhua Lai/	Vice Section Chief (QC Section)
Yuanhui Liu/	Vice Section Chief (Business Section)
Ronghua Li/	Group Leader (No. 1 Fitting Group)
Yuanwei Liu/	Group Leader (No. 3 Fitting Group)
Xingcun Wen/	Group Leader (No. 2 Fitting Group)
Shuixiang Wan/	Group Leader (No. 2 Machine Group)
Weidong Wei/	Group Leader (No. 3 Machine Group)
Muchang Zhang/	Group Leader (R&D Section)
Lizhong Xie/	Group Leader (Equipment Group)

Confidential

Menglin Lai/	Chemistry Measurement Group Leader (QC Section)
Qiongzhen Zhong/	QA Group Leader (QC Section)

Confidential

Schedule 3.18

Material Board Actions and Transactions

None

Confidential

Schedule 3.20

Auditable Statements

To be provided prior to Closing.

Confidential

Schedule 3.28(l)

Tax Filings

1.	The Target overstated its costs/expenses by RMB 457,044 and understated its taxable income by the same amount in 2007. As a result, a penalty of RMB 40,000 was imposed by the State Tax Bureau in Wuhua County, which it paid in a timely manner. Please refer to Schedule 3.28(l) in the Chinese version of this Agreement, which contains the tax bureau’s notices on such administrative penalty and the penalty payment receipt of the Target.

2.	The Target has not paid any income tax to date as it enjoyed income tax exemption for 2004 and 2005 and did not pay any tax due to losses in 2006 through 2009 (there still was no profit for 2007 after the correction of expense overstatement). Please refer to Schedule 3.28(l) in the Chinese version of this Agreement, which contains the tax bureau’s approval of income tax exemptions and reductions for the Target during the year 2004 to 2008.

3.	Please refer to Schedule 3.28(l) in the Chinese version of this Agreement, which contains the Target’s VAT filing forms and related VAT payment receipts from the year 2003 through 2009.

Confidential

Schedule 3.31

Powers of Attorney

None

Confidential

Schedule 4

Disclosure Schedule

Disclosure Schedule 1

3.27	Trade Allowance.

Neither the Company nor the Target has in effect any trade allowance, billback, rebate, discount, sale or return or similar program with its customers.

Remarks:

During its ordinary course of business, in order to achieve better performance of the company, Guangdong Kingtec Electrical Co., Ltd. employs incentive policies. Kingtec’s products sold by distributors are calculated on an annual basis. If the target is reached, rebate in the form of products or cash will be provided in accordance with contracts, generally equivalent to 3%-6% of the sales.

In addition, with respect to non-conforming products, distributors and other customers may return such, replacing them with new ones, within the one-year three guarantee (i.e. guarantee for repair, refund and change of goods sold to customers) period.

Hua Tec Enterprise Co., Ltd.,

Disclosed by: (signature of Ming-Chih Huang)

Confidential

Disclosure Schedule 2

3.13(b) The transfer of certain factory buildings located at 71 Dongfang Street, Shuizhai Town, Wuhua County, Meizhou City and related land use right by the Target to Lisun Hardware (Shenzhen) Co., Ltd. (“Lisun”) has been completed. The Target no longer owns or possesses any ownerships, rights or interests in such factory buildings and related land use right, and all taxes, fees and charges due and payable by the Target in connection with such transfer have been paid in full.

Remarks:

The Target (Guangdong Kingtec Electrical Co., Ltd.) and Lisun Hardware (Shenzhen) Co., Ltd. have entered into a purchase and sale agreement, and the full purchase price has been paid by Lisun Hardware (Shenzhen) Co., Ltd. to the Target (Guangdong Kingtec Electrical Co., Ltd.). However, the title transfer cannot be completed in a short term, for some workers previously employed by the state-owned factory are still living in the factory buildings and refuse to move out.

Lisun Hardware (Shenzhen) Co., Ltd. hereby undertakes that all expenses (including taxes, service charges and etc.) shall be assumed by Lisun Hardware (Shenzhen) Co., Ltd. while going through official transfer formalities in the future.

Hua Tec Enterprise Co., Ltd.,

Disclosed by: (signature of Ming-Chih Huang)

Confidential

Disclosure Schedule 3

Re: Explanation of Additional Expenses for Certain Special/Key Employees

Remarks:

In current practice, in order to prevent or reduce unnecessary management conflicts, part of the remuneration of certain special employees is not listed on the monthly pay roll, but be provided separately in other means.

Details are as follows:

1.	Liu Yanxian (Director of Executive Office), Taiwanese. In addition to RMB 5000 paid to him each month, other payments made in Taipei are as follows:

a.	monthly salary: NTD 33000;

b.	labor, health insurance and pension: NTD 5000;

c.	subsidies: NTD 200000/year, i.e. NTD 16666/month.

Totally NTD 54666 ÷ exchange rate (4.7) = RMB 11631.

2.	Monthly payment of RMB 1200 is made to a technical-department engineer from another province;

3.	Monthly HR and payment fees for export sales equivalent to RMB 2000 is paid to Shenzhen Li Da Co., Ltd.;

4.	RMB 2000 is paid separately and respectively to three vice presidents each month, RMB 6000 in total every month.

The abovementioned payments amount to RMB 20831 in total, all of which are paid by Shenzhen Li Da Co., Ltd. by telegraphic transfer. Therefore Guangdong Kingtec Electrical Co., Ltd. shall pay RMB 20831 to Shenzhen Li Da Co., Ltd. by the 5th of the next month.

Hua Tec Enterprise Co., Ltd.,

Disclosed by: (signature of Ming-Chih Huang)

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Schedule 5.5

Restricted Business

Restricted Business: Design, production and sale of automobile starter engines, generators and related components, electronic products.